Exhibit 10.3

TEXT MARKED BY [* * *] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

STRATEGIC SUPPLY AGREEMENT
This Strategic Supply Agreement (this “Agreement”), dated as of June 26, 2018 (the “Effective Date”), is by and between Pall Corporation, a New York corporation having its principal place of business at 25 Harbor Park Drive, Port Washington, New York 11050 (“Pall”) and Kindred Biosciences, Inc., a Delaware corporation having its principal place of business at 1555 Bayshore Hwy. #200, Burlingame CA 94010 (“KindredBio”). Pall and Kindred Bio are collectively referred to herein as the “Parties” and individually as a “Party”.
RECITALS:
WHEREAS, Pall is engaged in the business of manufacturing, servicing and supplying cell culture systems, filters, filtration systems, and other filtration, separation and purification products and services, as well as cell culture upstream and downstream process development services and single-use equipment and consumables; and
WHEREAS, KindredBio is engaged in the discovery, development and commercialization of animal companion therapeutics; and
WHERAS, the Parties intend to concurrently enter into a Process Development Agreement (the “PDA”) for a study related to cell culture applications for the production of monoclonal antibodies expressed by Chinese hamster ovary (CHO) cell lines.
WHEREAS, KindredBio desires to purchase Equipment and Consumables, each as hereinafter defined, for its use; and Pall desires to sell Equipment and Consumables to KindredBio, on the terms and subject to the conditions set forth herein; and
WHEREAS, the Parties also wish to work together to enable the manufacturing and supply of products in the field of animal health, and, toward that end, KindredBio desires to purchase, and Pall is willing to sell, Equipment as specified herein for its single use facilities, related Services, Consumables, and interconnections; and KindredBio is willing to afford access to its Facility to Pall customers, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:
1.CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

1.1.	“Affiliate” means any entity which controls, is controlled by or is under common control with a Party; for the purposes of this definition, an entity shall be deemed to

“control” another entity if it owns, directly or indirectly, at least 50% of either; (i) the outstanding voting securities or capital stock of such entity; or (ii) any other comparable equity or ownership interest with respect to a business entity.

1.2.	“Claim” has the meaning set forth in Section 10.4.1.

1.3.
“Consumables” means single-use biocontainers, manifolds, and transfer sets that are used either within the Equipment or to connect unit operations, and includes any other “off-the-shelf” consumables that are available in Pall’s catalogue.

1.4.	“Contract Quarter” means the a consecutive three (3) month period ending on March 31, June 30, September 30, and December 31.

1.5.	“Contract Year” means each calendar year during the Term, provided however that the first Contract Year shall commence on the Effective Date and end on December 31, 2018.

1.6.	“Delivery Point” has the meaning set forth in Section 5.2.3.

1.7.	“Equipment” means [* * *], as specified in Appendix A.

1.8.	“Facilities” means the KindredBio facility located in Elwood, Kansas.

1.9.	“Goods” means the Equipment and the Consumables collectively.

1.10.	“Indemnitor” has the meaning set forth in Section 10.4.3.

1.11.	“Initial Term” has the meaning set forth in Section 2.1.

1.12.	“KindredBio Indemnitee” has the meaning set forth in Section 10.4.1.

1.13.	“Limited Warranty for Goods” has the meaning set forth in Section 9.1.

1.14.	“Limited Warranty for Services” has the meaning set forth in Section 9.2.

1.15.
“List Price” means the then current price of a Consumable appearing on a Pall website, product catalogue, or customer notification on the date of the applicable calculation. In the event of any discrepancy among such sources, the most recent price shall apply.

1.16.	“Losses” has the meaning set forth in Section 10.4.1.

1.17.	“Minimum Consumable Commitment” has the meaning set forth in Section 4.4.

1.18.	“Nonconforming Goods” and correlative terms have the meaning set forth in Section 5.6.1.

1.19.	“Pall Indemnitee” has the meaning set forth in Section 10.4.2.

1.20.	“Pall Intellectual Property” has the meaning set forth in Section 11.1.

1.21.	“PDA” has the meaning set forth in the Recitals hereto.

1.22.	“Purchase Order” has the meaning set forth in Section 4.1.

1.23.	“Purchase Price” means the purchase price for the Goods determined in accordance with Article 3.

1.24.
“Quote” means any quotation or proposal issued by Pall to KindredBio in connection with this Agreement, which shall identify part numbers, specifications, lead times, and anticipated delivery schedules.

1.25.	“Renewal Term” has the meaning set forth in Section 2.2.

1.26.	“Sales Confirmation” has the meaning set forth in Section 4.2.

1.27.	“Services” means all services to be provided by Pall pursuant to a Quote or as set forth in Section 3.7.

1.28.	“Service Warranty Period” has the meaning set forth in Section 9.2.

1.29.	“Shipment Point” has the meaning set forth in Section 5.2.3.

1.30.	“Shipping Costs” has the meaning set forth in Section 3.5.1.

1.31.	“Specifications” means the specifications for the particular Goods appearing in Pall’s product catalogues, website, or literature for the Goods, or described in a Quote.

1.32.	“Taxes” has the meaning set forth in Section 3.5.2.

1.33.	“SUT” has the meaning set forth in Section 6.3.1.

1.34.	“Term” means the Initial Term together with any Renewal Terms.

1.35.	“Warranty Period” has the meaning set forth in Section 9.1.
2.    TERM.

2.1.	Initial Term. The initial term of this Agreement shall be for the period of seven (7) Contract Year(s) commencing on the Effective Date and expiring on December 31, 2024 (the “Initial Term”).

2.2.	Renewal Terms. The Initial Term may be extended thereafter for additional successive one‑year periods (each, a “Renewal Term”) upon mutual written agreement between the Parties.

3.    GOODS AND PRICING.

3.1.
Goods. Pall shall sell to KindredBio, and KindredBio may purchase from Pall, the Equipment and Consumables which conform to the Specifications, and are manufactured, stored, labelled, packaged and shipped in accordance with the terms of this Agreement and all applicable laws.

3.2.	Equipment.

3.2.1
Pall shall sell to KindredBio and KindredBio shall purchase the Equipment specified in Pall’s Quote in proposal#80.012018.01.19 attached hereto in Appendix A. The Purchase Price for the Equipment in proposal #80.012018.01.19 shall be [* * *] from the list price. In addition, prior to this Agreement, Pall sold to KindredBio and KindredBio fully paid the non-discounted List Price, for certain Equipment as well as certain Consumables as specified in PO #NS-KIN001619, and for reference, is included in Appendix B. Pall, by way of this Agreement and included in proposal #80.012018.01.19 applied a [* * *] discount to that Equipment previously purchased and paid for by KindredBio as part of PO #NS-KIN001619. For clarity, the Parties acknowledge and confirm that the Equipment purchased through PO #NS-KIN001619 shall remain governed and controlled by the original terms and conditions referenced on Quote #20795926, also included in Appendix B, for PO #NS-KIN001619 and not by the terms of this Agreement.

3.2.2
Discounts for additional Equipment not specified in proposal #80.012018.01.19 and Quote #20795926 for PO #NS-KIN001619 shall be subject to Pall approval. Pall will commit to at least a [* * *]% discount, and consider a [* * *]% discount in return for an additional consumable commitment, off list price of such additional Equipment, provided that KindredBio is current with its Minimum Consumable Commitments and subject to approval by Pall’s Finance Department.

3.2.3
The Parties agree that the Specifications, the Equipment and the Purchase Price of the Equipment as provided in Sections 3.2.1 and 3.2.2 may be amended from time to time only by mutual agreement of the Parties in order to reflect the latest findings in performance of the Process Development Agreement.

3.3.	Consumables.

3.3.1
As originally referenced in Section 3.2.1 above, prior to this Agreement, Pall sold to KindredBio and KindredBio fully paid the non-discounted List Price, for certain Consumables as specified in PO #NS-KIN001619. Pall, upon KindredBio’s next order of Consumables under this Agreement, shall include a credit of [* * *] of the List Price for the Consumables previously purchased and fully paid by KindredBio as part of PO #NS-KIN001619. For clarity, the Parties acknowledge and confirm that the Consumables purchased through PO #NS-KIN001619 shall remain governed and controlled by the original terms and conditions referenced and included in PO #NS-KIN001619 and not by the terms of this Agreement. During the Term, KindredBio agrees to purchase Consumables used in connection with the Equipment and for other non-Facility sites of KindredBio, from Pall in the minimum quantities as agreed in Appendix C. For clarity, nothing in this Agreement shall obligate or require KindredBio to purchase all of its Consumables from Pall, or create an exclusive relationship between the Parties. Notwithstanding the foregoing, the Minimum Consumable Commitment as specified in Appendix C shall apply, except in the case as provided in Section 5.2.1.

3.3.2
Pall shall issue a Quote for all purchases of Consumables. The Purchase Price for Consumables shall be equal to List Price less [* * *]% on off-the-shelf (AOS) filters, standard single-use (SU) designs, and SU designs with preferred components. Furthermore, Pall shall afford KindredBio a [* * *] discount from the List Price for all other Consumables purchased by KindredBio or its Affiliates of Pall products during the Term.

3.3.3	Then current lead times on Consumables will be provided by Pall to KindredBio in writing every [* * *] upon request by KindredBio to ensure that such Consumables are ordered in a timely manner.

3.4.
Price Increases. The respective Purchase Prices for Consumables may be increased by Pall no more than once during each Contract Year by notifying KindredBio in writing, but in no event shall the increase exceed [* * *] over the most recent Purchase Price without the prior written consent of KindredBio.

3.5.	Net Price. All Purchase Prices under this Agreement are stated exclusive of:

3.5.1	Any transportation, freight, shipping, insurance and other costs of delivery of the Goods from Pall’s distribution or manufacturing facility (collectively, “Shipping Costs”), and

3.5.2
Any United States federal, state and local sales, use, excise, value added or other similar taxes, duties, entry fees, levies and other taxes of any kind, however designated which are imposed by reason of the transactions contemplated by this Agreement (other than tax on Pall’s income) (collectively, “Taxes”).

In addition to the other amounts payable under this Agreement, KindredBio shall promptly pay to Pall an amount equal to any Shipping Costs and Taxes actually paid, or required to be collected or paid by Pall, if any, in accordance with Article 7.

3.6.
Changes to the Goods. Pall may make changes in Specifications, construction, raw materials, design, manufacturing process, brand designation, labelling and packaging of the Goods and the location at which the Goods are manufactured at any time, provided that Pall gives KindredBio a minimum of six (6) months advanced written notice of any material changes in Consumables, including a description of the changes in sufficient detail to understand the changes. Pall will give KindredBio as much advance notice as possible of any material changes in the Equipment.

3.7.	Services.

3.7.1
Pall may provide Services which are not expressly described in Pall’s Quote attached hereto in Appendix A, if requested by KindredBio and agreed to by Pall, during normal business hours. Services requested or required by KindredBio outside of these hours or in addition to the quoted or agreed upon Services may be charged at Pall’s then current schedule of rates, including overtime charges, if applicable.

4.    MINIMUMS, ORDERS AND ACCEPTANCE.

4.1.
Purchase Orders. KindredBio shall from time to time deliver to Pall purchase orders (each, a “Purchase Order”) for the Goods. All Purchase Orders for Goods shall be delivered within the lead time in the applicable Quote. The terms and conditions of this Agreement are the only terms which govern the sale of the Goods identified on KindredBio’s Purchase Order. By placing a Purchase Order, KindredBio makes an offer to purchase the Goods pursuant to the terms of this Agreement, including (a) a list of the Goods to be purchased; (b) the quantity of each of the Goods ordered; (c) the requested delivery date; (d) the unit Purchase Price for each of the Goods to be purchased; (e) the billing address; (f) the delivery location, and on no other terms; and, if applicable, (g) an estimated Shipping Cost.

4.2.
Purchase Order Acceptance. Pall shall either accept or reject Purchase Orders within ten (10) business days after receipt of the Purchase Order. No Purchase Order shall be deemed accepted without Pall’s written confirmation (each acceptance, a “Sales Confirmation”). If a Purchase Order is given to Pall in accordance with Section 4.1 and the other provisions of this Agreement, and Pall notifies KindredBio that it is unable to meet the requested requirements in the Purchase Order, the Parties shall jointly discuss the Purchase Order and using commercially reasonable efforts to seek an agreeable solution (e.g., delayed delivery, reduced quantities, cancellation, etc.), including modifications or reductions to the Minimum Consumable Commitment as set forth in Section 5.2.1.

4.3.
Cancellation of Purchase Orders. KindredBio may not cancel a Purchase Order after Pall’s Sales Confirmation unless approved in writing by Pall, except in the event that after acceptance of a Purchase Order for Consumables, if Pall notifies KindredBio of a delay or inability to deliver by the requested delivery date, the Parties will jointly discuss a solution as set forth in 4.2 above, and such resolution shall also include KindredBio’s right to cancel the applicable Consumables Purchase Order. For clarity, if KindredBio cancels a Purchase Order for Equipment and Pall provides written approval, such cancellation of the Equipment Purchase Order shall be subject to the following cancellation charges:

•	[* * *]% of the [* * *] Purchase Price after Sales Confirmation but prior to release to purchase materials,

•	[* * *]% of the [* * *] Purchase Price after release to purchase materials but prior to release for fabrication,

•	[* * *]% of the [* * *] Purchase Price after release for fabrication but prior to Equipment completion,

•	[* * *]% of the [* * *] Purchase Price after Equipment completion but prior to release for Factory Acceptance Test (FAT) (as defined in Quote proposal #80.012018.01.19),

o	[* * *]% of the [* * *] Purchase Price after Factory Acceptance Test passed.
In the event that KindredBio cancels some of the Equipment pursuant to this Section 4.3, it will pay the cancellation charges specified herein only for the applicable portion of the Equipment that is cancelled, and the Parties agree to adjust the Minimum Consumable Commitment (as hereinafter defined) to reflect such partial cancellation. The adjusted Minimum Consumable Commitment will be specified in a written amendment signed by both Parties. In the event all of the Equipment is cancelled pursuant to this Section 4.3, KindredBio will pay the cancellation charges specified herein, and the Agreement will be terminated.

4.4.
Minimum Commitment. During the Term, and in consideration of the discounts offered to KindredBio hereunder, KindredBio agrees to purchase Consumables required in no less than the minimum annual volumes set forth on Appendix C (the “Minimum Consumable Commitment”).  ANY FAILURE OF KINDREDBIO TO MEET THE MINIMUM CONSUMABLES COMMITMENT (AFTER FACTORING IN ANY MODIFICATIONS OR REDUCTIONS PERMITTED IN ACCORDANCE WITH THIS AGREEMENT) IN ANY CONTRACT YEAR WILL BE HANDLED IN ACCORDANCE WITH APPENDIX C, WITH THE REMEDIES SET FORTH IN SECTION 3 OF APPENDIX C BEING THE SOLE AND ONLY REMEDIES AVAILABLE TO PALL FOR KINDREDBIO’S FAILURE TO MEET THE MINIMUM CONSUMABLE COMMITMENT.

5.	FORECAST, DELIVERY AND SHIPMENT.

5.1.
Forecasts. At least [* * *] days prior to the commencement of each Contract Quarter, KindredBio shall prepare and submit to Pall a [* * *] forecast for Consumables, established on a best efforts basis. Forecasts shall set out the products, part numbers, and projected quantity of the Consumables required. Each such forecast may be used by Pall to plan for materials and production capacity.

5.2.	Delivery.

5.2.1
Pall shall use commercially reasonable efforts to deliver the Goods in accordance with the delivery date of the Purchase Order, unless otherwise agreed to by the Parties in accordance with Sections 4.2 or 4.3. Pall shall not be liable for any delays, loss or damage in transit or for any other direct, indirect, or consequential damages due to delays, including without limitation, loss of use. In the event that KindredBio does not meet its Minimum Consumable Commitment obligations due to Pall’s failure to meet delivery timeframes for Consumables that have been confirmed in writing by Pall (including but not limited to as provided in this Agreement, in accordance with the provided lead times per Section 3.3.3., in a Sales Confirmation, or an accepted Purchase Order), then the Parties will mutually agree to an equitable adjustment in the Minimum Consumable Commitment for the applicable Contract Year.

5.2.2
Pall may, in its sole discretion, without liability or penalty, deliver partial shipments of Goods to KindredBio and ship the Goods as they become available, in advance of the quoted delivery date, subject to the terms in Section 5.2.4.

5.2.3
Pall shall deliver the Goods from Pall’s manufacturing site or its facility located in Westborough, MA (the “Shipment Point”) to the Facility or other shipping destination of KindredBio designated in a Purchase Order (the “Delivery Point”) using Pall’s standard methods for packaging and shipping such Goods. KindredBio shall be responsible for all unloading costs and provide equipment and labor reasonably suited for receipt of the Goods at the Delivery Point. For clarity, the Parties agree that Goods, prior to delivery to the Delivery Point, may first be shipped to another Pall facility (which may include the facility in Westborough, MA) (the “Interim Delivery Point”). All title, risk of loss, and costs and expenses in shipping to the Interim Delivery Point shall remain with Pall until the Goods are shipped to KindredBio in accordance with Section 5.3. KindredBio must take delivery of the Equipment no later than [* * *].

5.2.4
If KindredBio fails or is not able to accept delivery of any of the Goods on the date the Goods have been delivered to the Facility (or some other date mutually agreed upon by the Parties), or if Pall is unable to deliver the Goods to the Facility on such date because KindredBio has requested a delayed delivery, or not provided appropriate instructions, documents, licenses or authorizations: (i) title and risk of loss to the Goods shall pass to KindredBio; (ii) the Goods shall be deemed to have been delivered; and (iii) Pall, at its option, may store the Goods until KindredBio authorizes the shipment or arranges the pick-up, whereupon KindredBio shall be liable for all reasonable related costs and expenses (including, without limitation, reasonable storage costs). Furthermore, any agreed payment milestone will be deemed to have occurred and Pall shall be entitled to invoice KindredBio as if achievement of such payment milestone has been achieved.

5.3.
Shipping Terms. Unless otherwise mutually agreed to in writing by the Parties, delivery from Pall’s Shipment Point to the Delivery Point shall be INCOTERMS 2010 FCA (Pall’s Shipment Point). Pall will, at KindredBio’s risk and expense, arrange for the delivery of the Goods to the Delivery Point. KindredBio will pay, or reimburse Pall, for all freight charges, taxes, duties, entry fees, brokers’ fees, special, miscellaneous and all other ancillary charges and special packaging charges.

5.4.
Non-delivery. Any liability of Pall for non-delivery of the Goods from the Shipment Point shall be limited to replacing the Goods within a reasonable time or adjusting the invoice respecting such Goods to reflect the actual quantity delivered, and as applicable, making an adjustment in the Minimum Consumable Commitment for the applicable Contract Year as set forth in Section 5.2.1.

5.5.
Title and Risk of Loss. Title and risk of loss passes to KindredBio only upon shipment of the Goods from Pall’s Shipment Point to the Facility and not when shipped to an Interim Delivery Point. As collateral security for the payment of the Purchase Price of the Goods, KindredBio hereby grants to Pall a lien on and security interest in and to all of the right, title and interest of KindredBio in, to and under the Goods, wherever located, and whether now existing or hereafter arising or acquired from time to time, and in all accessions thereto and replacements or modifications thereof, as well as all proceeds (including insurance proceeds) of the foregoing. The security interest granted under this provision constitutes a purchase money security interest under the New York Uniform Commercial Code.

5.6.	Inspection and Rejection of Nonconforming Goods.

5.6.1
KindredBio shall inspect the Goods within [* * *] of receipt (the “Inspection Period”). KindredBio will be deemed to have accepted the Goods unless it notifies Pall in writing during the Inspection Period that any Goods does not conform to the Specifications (the “Nonconforming Goods,” “Nonconforming,” “Nonconformance,” or “Nonconformity”) during the Inspection Period and furnishes such written evidence or other documentation reasonably requested by Pall. Such notification shall identify each and every alleged Nonconformity of the Goods and describe that portion of the shipment being rejected.

5.6.2
If KindredBio timely notifies Pall of any Nonconforming Goods, Pall shall at its expense, and at its option (i) repair or replace such Nonconforming Goods with conforming Goods, or (ii) credit or refund the Price for such Nonconforming Goods, together with any reasonable shipping and handling expenses incurred by KindredBio in connection therewith. KindredBio shall ship, at Pall’s expense and risk of loss, the Nonconforming Goods to Pall’s notified Shipment Point. If Pall exercises its option to replace Nonconforming Goods, Pall shall, after receiving KindredBio’s shipment of Nonconforming Goods, ship to KindredBio, at Pall’s expense and risk of loss, the replaced Goods to the Delivery Point. If a credit or refund is issued, in addition, if applicable, the Parties will jointly discuss any necessary modifications to the Minimum Consumable Commitment for the applicable Contract Year as set forth in Section 5.2.1.

5.6.3
KindredBio acknowledges and agrees that the remedies set forth in Section 5.6.2 are KindredBio’s exclusive remedies for the delivery of Nonconforming Goods. Except as provided under Section 5.6.2, all sales of Goods to KindredBio are made on a one-way basis and KindredBio has no right to return Goods purchased under this Agreement to Pall.

6.	OTHER RESPONSIBILITIES OF PARTIES.

6.1.
Technical Assistance. Upon request by KindredBio, Pall shall provide KindredBio with access to Pall’s technical and application specialist resources, including applications scientists, Scientific Laboratory Services (SLS), and field service teams, subject in all cases to availability; provided, that, in no event shall Pall provide (nor be required to provide) any technical assistance if the information is considered confidential or proprietary to Pall. Except in the case of a complaint covered by the limited warranties set forth herein, such technical assistance and support shall be provided and invoiced to KindredBio on a time and materials basis at Pall’s rates as provided and agreed to in a Quote and KindredBio shall pay Pall for such assistance and reimburse Pall for all reasonable expenses incurred in connection with such technical assistance. All information provided by Pall shall be for support purposes only and under no circumstances shall Pall be liable for any consequences of, nor any part of any KindredBio validation process. Pall shall not be liable for any damages, consequential or otherwise, arising from the technical support given by Pall to KindredBio.

6.2.
Access to Facilities and Personnel. As part of the provisions under Section 6.3.3, upon request by Pall, KindredBio shall offer Pall customers limited access to the Facility and its Facility personnel (during KindredBio’s normal business hours on weekdays, provided that any such visit to the Facility and access to personnel does not interfere with KindredBio’s normal business activities) for technology and capability discussions solely related to Pall’s USP and DSP technologies, and Pall’s USP/DSP Total Solution Facility Projects, subject to KindredBio’s availability, confidentiality requirements, and prior approval, with such approval not to be unreasonably withheld or delayed. Prior to such arrival at KindredBio’s Facility, KindredBio shall require that each customer sign a KindredBio non-disclosure agreement and a release of liability agreement. The marketing opportunity provided to Pall and its customers shall be solely limited to the customers’ opportunity to view the Pall USP and DSP technologies and Total Solution Facility Projects.

6.3.	New Technology and Project Scopes.

6.3.1
Pall shall periodically offer KindredBio the opportunity to evaluate Pall’s new single use technology (“SUT”) products; provided that KindredBio signs a Pall standard Material Transfer Agreement prior to any beta testing.

6.3.2
KindredBio shall use commercially reasonable efforts to provide Pall with a right of first negotiation on all new SUT project scopes for the Facility which Pall is qualified to provide products or services. KindredBio shall provide written notice of the new SUT project to Pall, and Pall shall have [* * *] to respond to KindredBio of its intent to exercise its right of first negotiation. If Pall fails to respond during the [* * *] period, such will be deemed a waiver, and KindredBio shall be free to engage vendors other than Pall, to provide products and services for the new SUT project. If Pall invokes their right to first negotiate during the [* * *] period, the Parties, using commercially reasonable efforts, shall have [* * *] to negotiate and execute an agreement covering the scope and terms of the new SUT project, unless the Parties mutually agree to extend the [* * *] negotiation period in writing. If the Parties are unable to reach an agreement, KindredBio shall be free to engage vendors other than Pall, to provide products and services for the new SUT project.

6.3.3
Marketing. During the Term of this Agreement, KindredBio shall (i) be a reference for Pall USP and DSP technologies and Pall USP/DSP Total Solution Facility Projects, whereby KindredBio shall be available by phone and email for discussions with Pall customers, subject to availability of KindredBio personnel but within a reasonable time frame after request has been made; (ii) be a Pall reference center showcase for Pall USP and DSP technologies, whereby KindredBio shall provide limited tours of its facilities for Pall customers subject to KindredBio’s confidentiality protocols and provided that the facility tours be conducted during normal business hours on weekdays and in a manner that does not interfere with KindredBio’s normal business activities or provide access to any confidential or proprietary information or materials of KindredBio, and do not involve competitors to KindredBio, as determined by KindredBio in its sole discretion; and (iii) share scale-up data resulting from use of Pall technologies with Pall and allow its use in marketing, sales material and presentations prepared by Pall (to the extent permitted under client agreements and subject to KindredBio’s confidentiality requirements and the Parties’ prior written consent of such material), provided that, all scale-up data shall be aggregated by Pall, and be unidentifiable as KindredBio’s data. Notwithstanding the foregoing, Pall shall be able to use KindredBio’s name in marketing, sales material and presentations, with KindredBio’s prior written approval. The Parties may also co-author industry papers or articles, and participate in marketing activities subject to prior written approval by both Parties.

6.4.
Steering Committee. Pall and KindredBio will each appoint at least two (2) members to the Steering Committee. Unless otherwise agreed by the Parties, the Steering Committee will meet quarterly at a place mutually agreed upon by the Parties or by electronic means (e.g., video conference), to review the performance under this Agreement and the PDA and to discuss how to mutually improve future performance and communications. Each Party shall be responsible for its own costs in attending these meetings and will assure that its employees who are experts in the subject matter areas to be discussed attend these meetings. In the event of a dispute between the Parties, matters will first be referred to the Steering Committee for resolution before seeking other remedies. For clarity, a failure of the Parties to meet in accordance with this Section 6.4 shall not be deemed a breach of this Agreement.

7.	PAYMENT TERMS.

7.1.
KindredBio shall pay all invoiced amounts due to Pall within thirty (30) days of date of KindredBio’s receipt] of Pall’s invoice (other than amounts disputed by KindredBio in good faith). Pall shall email invoices to Kindredbio@avidbill.com. KindredBio shall make all payments hereunder by EFT, wire transfer, or check. Payment for U.S. purchases shall be made by KindredBio in U.S. Dollars.

7.2.	Payment milestone plan for the Equipment is set out in Appendix A.

7.3.
KindredBio shall pay interest on all late, non-disputed payments at the lesser of the rate of [* * *] or the highest rate permissible under applicable law, calculated daily and compounded monthly. KindredBio shall reimburse Pall for all costs reasonably incurred in collecting any late payment, including, without limitation, reasonable attorneys’ fees. In addition to all other remedies available under this Agreement or at law (which Pall does not waive by the exercise of any rights hereunder), Pall shall be entitled to suspend performance of any Purchase Order, or suspend the delivery of any Goods, if KindredBio fails to pay any reasonable undisputed amounts when due hereunder and such failure continues for ten (10) days following written notice thereof. Additionally, Pall may require payment in cash, security or other adequate assurance satisfactory to Pall when, in Pall’s opinion, the financial condition of KindredBio or other grounds for insecurity warrant such action.

7.4.
Except in the event of a disputed invoice or partially disputed invoice, KindredBio may not withhold or setoff any amounts that may be claimed by KindredBio against any amounts that are due and payable to Pall by reason of any set-off of any claim or dispute with Pall, whether relating to Pall’s breach, bankruptcy or otherwise.

8.	REPRESENTATIONS AND WARRANTIES.

8.1.	Each Party represents, warrants and covenants that:

8.1.1	The execution and delivery of this Agreement and the consummation of all transactions contemplated hereby have been duly authorized by any requisite corporate action, the undersigned representative or officer has the full authority to enter into this Agreement and this Agreement, when executed and delivered, will constitute the valid and legally binding obligations of such Party, enforceable against such Party in accordance with its terms;

8.1.2
The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict or interfere with, result in any violation of, constitute a default (with or without notice or lapse of time, or both) under any organizational documents or material agreements to which it is a Party or by which it is bound;

8.1.3
It owns or controls the necessary rights in order to make the grant of rights, licenses and permissions herein, and that the exercise of such rights shall not infringe or cause to infringe the rights of any third party;

8.1.4	It has obtained, and will remain in compliance with during the Term, all permits, licenses and other authorizations which are required under applicable laws; and

8.1.5	It will perform its obligations under this Agreement in compliance with applicable laws.

9.	LIMITED WARRANTY

9.1.
Limited Warranty for Goods. Pall warrants to KindredBio that for a period of twelve (12) months [* * *] (the “Warranty Period”), that the Goods, when properly installed, maintained, and operated at ratings, specifications and design conditions specified by Pall, will conform to Pall’s Specifications for such Goods set forth in the applicable Quote, if any, or, in the absence of such a Quote, such specifications for such Goods appearing in Pall’s product catalogues and literature or in the Sales Confirmation, at the time of the applicable Purchase Order, will be free from material defects in material and workmanship, and will have been produced in compliance with all applicable laws (this “Limited Warranty for Goods”). KindredBio shall notify Pall promptly in writing of any claims within the Warranty Period and provide Pall with an opportunity to inspect and test the Goods claimed to fail to meet this Limited Warranty for Goods. KindredBio shall provide Pall with a copy of the original invoice for the Goods. Pall shall be responsible at its expense for all freight charges to return any Goods to Pall’s factory, or other facility designated by Pall. All claims must be accompanied by full particulars, including system operating conditions, if applicable. If the defects are of such type and nature as to be covered by this Limited Warranty for Goods, Pall shall, at Pall’s option and in its sole discretion, either: (a) accept return of the defective Goods and furnish replacement Goods; (b) furnish replacement parts for the defective Goods; (c) repair the defective Goods; or (d) accept return of the defective Goods and return payments made, or issue credits, for such defective Goods, in which case, KindredBio shall be credited with the Purchase Price of the Goods when calculating the Minimum Consumable Commitment. If Pall determines that any warranty claim is not, in fact, covered by this Limited Warranty for Goods, KindredBio shall pay Pall its then customary charges for any additionally required Service or products.

9.2.
Limited Warranty for Services. Pall further warrants that all Services performed hereunder, if any, will be performed in a workmanlike manner in accordance with applicable laws, and industry standards by qualified personnel (this “Limited Warranty for Services”). This Limited Warranty for Services shall survive for 30 days following Pall’s completion of the Services (the “Service Warranty Period”). In the event of a warranty claim under this Limited Warranty for Services, KindredBio shall inform Pall promptly in writing of the details of the claim within the Service Warranty Period. Pall’s liability under Limited Warranty for Services is limited (in Pall’s sole discretion) to repeating the Service at Pall’s sole expense that during the Service Warranty Period does not meet this Limited Warranty for Services or issuing credit for the nonconforming portions of the Services. If Pall determines that any warranty claim is not, in fact, covered by the foregoing Limited Warranty for Services, KindredBio shall pay Pall its then customary charges for any additional Services performed by Pall.

9.3.
Warranty as to Third Party Products. Products manufactured by a third party (“Third Party Product”) may constitute, contain, be contained in, incorporated into, attached to or packaged together with, the Goods. Third Party Products shall be covered by the warranty in Section 9.1.

9.4.
Other Limits. EXCEPT FOR THE WARRANTIES SET FORTH IN SECTIONS 8, 9.1 and 9.2, PALL MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO THE GOODS AND SERVICES, INCLUDING WITHOUT LIMITATION ANY (a) WARRANTY OF MERCHANTABILITY; (b) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (c) WARRANTY OF TITLE; OR (d) WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY; WHETHER EXPRESS OR IMPLIED BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE. Pall does not warrant against, and in no event shall Pall be liable under this Agreement for, damages or defects arising out of improper or abnormal use, misuse, abuse, improper installation (other than by Pall), application, operation, maintenance or repair, alteration, accident, or for negligence in use, storage, transportation or handling or other negligence of KindredBio. In no event shall Pall be liable for any Goods repaired or altered by someone other than Pall and other than pursuant to written authorization by Pall.

9.5.
Exclusive Obligation. THE WARRANTIES SET FORTH IN SECTIONS 5.6.2, 9.1 AND 9.2 ARE EXCLUSIVE. THE LIMITED WARRANTY FOR GOODS AND THE LIMITED WARRANTY FOR SERVICES ARE THE SOLE AND EXCLUSIVE OBLIGATIONS OF PALL WITH RESPECT TO THE

DEFECTIVE GOODS AND SERVICES, RESPECTIVELY. PALL SHALL NOT HAVE ANY OTHER OBLIGATION WITH RESPECT TO THE GOODS, SERVICES, OR ANY PART THEREOF, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THE REMEDIES SET FORTH IN SECTIONS 5.6.2, 9.1 AND 9.2 SHALL BE KINDREDBIO’S SOLE AND EXCLUSIVE REMEDIES AND PALL’S ENTIRE LIABILITY FOR ANY BREACH OF THE WARRANTIES SET FORTH HEREIN.

10.	LIMITATION OF LIABILITY & INDEMNIFICATION.

10.1.
IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, INCLUDING WITHOUT LIMITATION, REMANUFACTURING COSTS AND REWORK COSTS, DE-INSTALLATION OR RE-INSTALLATION COST, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED IN ADVANCE BY THE OTHER PARTY OR COULD HAVE BEEN REASONABLY FORESEEN BY THE OTHER PARTY, REGARDLESS OF THE LEGAL OR EQUITABLE THEORY (TORT, CONTRACT, OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND WHATEVER THE FORUM, WHETHER ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, PACKAGING, DELIVERY, STORAGE, USE, MISUSE OR NON-USE OF ANY OF ITS GOODS OR SERVICES OR ANY OTHER CAUSE WHATSOEVER. THE LIMITATIONS SET FORTH IN THIS SECTION SHALL NOT APPLY TO CLAIMS UNDER SECTION 11.2.

10.2.
IN NO EVENT SHALL KINDREDBIO’S AND PALL’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED [* * *].

10.3.
The limitation of liability set forth in Section 10.2 above shall not apply to (i) liability resulting from a Party’s gross negligence or willful misconduct; (ii) death or bodily injury resulting from Party’s acts or omissions; or (iii) claims under Section 11.2.

10.4.	Indemnification

10.4.1
Pall Indemnification: Pall hereby agrees to save, defend, indemnify and hold harmless KindredBio and its Affiliates and any of their respective directors, officers, employees, contractors, consultants and agents (each, a “KindredBio Indemnitee”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expenses and attorneys’ fees (“Losses”), to which any KindredBio Indemnitee may become subject as a result of any claim, demand, action, investigation or other proceeding by any third party including, without limitation, property damage, death or personal injury of third parties (a “Claim”) to the extent caused by

Pall’s negligence or willful misconduct, or Pall’s breach of any representation or warranty under this Agreement. Notwithstanding the foregoing, Pall shall have no obligations under this Section 10.4 to the extent that any such Claim arises out of the negligence or willful misconduct of any KindredBio Indemnitee.

10.4.2
KindredBio Indemnification: KindredBio hereby agrees to save, defend, indemnify and hold harmless Pall and its Affiliates and their respective officers, directors, employees, contractors, consultants and agents (each, a “Pall Indemnitee”) from and against any and all Losses to which any Pall Indemnitee may become subject as a result of any Claim to the extent caused by from KindredBio’s negligence or willful misconduct or KindredBio’s breach of any representation or warranty under this Agreement. Notwithstanding the foregoing, KindredBio shall have no obligations under this Section 10.4 to the extent that any such Claim arises out of the negligence or willful misconduct of any of a Pall Indemnitee.

10.4.3
Indemnitee Obligations: A Party that makes a claim for indemnification under this Article 10.4 shall promptly notify the other Party (the “Indemnitor”) in writing of any action, claim or other matter in respect of which such Party, intends to claim such indemnification; provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. The indemnified Party shall permit the Indemnitor, at its discretion, to settle any such action, claim or other matter, and the indemnified Party agrees to the complete control of such defense or settlement by the Indemnitor. Notwithstanding the foregoing, the Indemnitor shall not enter into any settlement that would adversely affect the indemnified Party’s rights hereunder, or impose any obligations on the indemnified Party, without indemnified Party’s prior written consent, which shall not be unreasonably withheld or delayed. No such action, claim or other matter shall be settled without the prior written consent of the Indemnitor, which shall not be unreasonably withheld or delayed. The indemnified Party shall fully cooperate with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or other matter covered by the indemnification obligations of this Article 10.4. The indemnified Party shall have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense.

11.	INTELLECTUAL PROPERTY.

11.1.
Ownership of Materials. All Pall devices, Pall designs (including drawings, plans and specifications), estimates, prices, notes, electronic data and other documents or information prepared or disclosed by Pall, and all related intellectual property rights (collectively, “Pall Intellectual Property”), shall remain Pall’s property. No right, title or interest in any patents, trademarks, trade names or trade secrets, or in any pattern, drawing or design for any such product of Pall or in any other Pall Intellectual Property, shall pass or transfer to KindredBio under this Agreement and Pall shall at all times retain ownership rights therein.

11.2.
Intellectual Property Indemnification. Pall agrees to indemnify KindredBio and its officers, directors, employees, and permitted successors and assigns against and hold them harmless, at Pall’s expense, against Claims or liability for U.S. or other applicable foreign patent, trademark, or other intellectual property infringement, and from all Losses actually incurred by them (provided that, this indemnity does not require KindredBio to incur costs of defense, settlement or judgment prior to Pall’s obligations hereunder), to the extent arising out of any Claim that the Goods infringe any intellectual property right of any third party, provided that Pall (a) has sole control of the defense or settlement of such claim; (b) receives prompt written notice of the existence of any claim entitled to indemnification above from KindredBio, and (c) receives full cooperation from KindredBio in the defense and settlement of such claim. KindredBio shall not, without the prior written consent of Pall, settle or compromise any such claim, or consent to the entry of judgment of any such claim against Pall. In the event that some or all of the Goods is held or is believed by Pall to infringe, Pall shall have the option, at its discretion and at Pall’s expense to (i) modify the Goods to be non-infringing; (ii) at Pall’s sole cost and expense, obtain for KindredBio a license to continue using the Goods; or if (i) or (ii) are not commercially reasonable, (iii) require the return of the infringing Goods and all rights thereto from KindredBio and refund the total Purchase Price paid by KindredBio for the returned infringing Goods prorated over the length of the Term.

11.3.
Limited License. Pall grants KindredBio a world-wide, fully paid-up, non-revocable, non-exclusive, non-transferable (except as provided in Section 15.2) license to use Pall Intellectual Property to the extent necessary and solely for KindredBio’s use of the Goods purchased hereunder. KindredBio shall not disclose any Pall Intellectual Property to third parties without Pall’s prior written consent. As a condition to Pall’s delivery to KindredBio of the Goods, KindredBio shall not, directly or indirectly, and shall cause its employees, agents and representatives not to: (i) alter or modify the Goods, unless otherwise mutually agreed by the Parties; (ii) disassemble, decompile or otherwise reverse engineer or analyze the Goods; (iii) remove any product identification or proprietary rights notices; (iv) modify or create derivative works; (v) otherwise take any action contrary to Pall’s rights in the technology and intellectual property relating to the Goods; and/or (vi) assist or ask others to do any of the foregoing. Except as expressly set forth in this Section 11.3, nothing herein shall be construed as granting KindredBio a license or rights to Pall’s Intellectual Property.

11.4.
Patent or Trademark Infringement and Product Liability. KindredBio has no authorization to make any representation, statement or warranty on behalf of Pall relating to any Goods sold hereunder. PALL SHALL HAVE NO LIABILITY TO

KINDREDBIO, IN CONNECTION WITH ANY INTELLECTUAL PROPERTY INFRINGEMENT OR CLAIM THEREOF TO THE EXTENT THE CLAIM IS BASED ON USE OF THE GOODS IN CONNECTION WITH OR IN COMBINATION WITH KINDREDBIO PRODUCTS OR OTHER EQUIPMENT, DEVICES, MATERIALS OR PRODUCTS NOT SUPPLIED BY PALL OR USED IN A MANNER INCONSISTENT PALL’S INSTRUCTIONS OR SPECIFICATIONS OR IN A MANNER FOR WHICH THE GOODS WAS NOT DESIGNED. KINDREDBIO SHALL INDEMNIFY AND DEFEND PALL AGAINST CLAIMS OR LIABILITY FOR U.S. OR APPLICABLE FOREIGN PATENT, TRADEMARK OR OTHER INTELLECTUAL PROPERTY INFRINGEMENT AND FOR PRODUCT LIABILITY ARISING FROM THE PREPARATION OR MANUFACTURE OF KINDREDBIO PRODUCTS AND/OR ANY OTHER PRODUCT ACCORDING TO KINDREDBIO’S SPECIFICATIONS, OR FROM KINDREDBIO’S UNAUTHORIZED USE OF PALL’S PRODUCT OR FROM ANY CHANGES OR ALTERATIONS TO PALL’S PRODUCTS MADE BY PERSONS OTHER THAN PALL OR IMPROPER USES OF GOODS OR FROM THE MANUFACTURE OR SALE OR USE OF KINDREDBIO PRODUCTS WHICH INCORPORATE OR INTEGRATE GOODS.

11.5.
Trademarks. Neither Party will use the name, trademark, logo or other identification of the other Party or its Affiliates in advertisements, brochures, publicity releases or any other format or media of any kind whatsoever without the Party’s prior written consent. If a Party is permitted to use the other Party’s logo or trademark, the Parties must execute a separate trademark license agreement and thereafter the Party may use the name, trademark, logo or other identification of the other Party only in a manner directed by the other Party in writing.

12.	TERMINATION.

12.1.
Termination for Cause. Notwithstanding any limitation of any rights or remedies set forth in this Agreement, either Party shall have the right to terminate this Agreement, in whole or in part, for cause by written notice to the other Party at any time if:

12.1.1
the defaulting Party fails to perform any of its material covenants or obligations contained in this Agreement (including, without limitation, the payment of undisputed invoiced amounts), unless such default is cured, or a mutually agreed plan to cure is accepted by the non-defaulting Party, within thirty (30) days of delivery of written notice of such default to the defaulting Party; provided that with respect to payment of undisputed invoiced amounts, the cure period for payment shall be ten (10) days from delivery of written notice of such default;

12.1.2	any representation or other statement of fact by the defaulting Party set forth in this Agreement shall prove to have been untrue when made; or

12.1.3	a Party transfers or assigns the Agreement or any part thereof in violation of the terms of this Agreement.

12.2.
Automatic Termination. In addition to all other rights or remedies provided for in this Agreement or by law or in equity, this Agreement will automatically terminate in the event: (i) a Party makes a general assignment for the benefit of creditors; (ii) a Party admits in writing its inability to pay debts as they mature; (iii) a trustee, custodian or receiver is appointed by any court with respect to a Party or any substantial part of such Party’s assets; or (iv) an action is taken by or against a Party under any bankruptcy or insolvency laws or laws relating to the relief of debtors, including without limitation, the United States Bankruptcy Code and such action is not dismissed within 60 days of commencement of the action.

12.3.
Independent Right. If KindredBio is in material default of this Agreement and such default continues for a period of thirty (30) days after Pall’s written notice thereof to KindredBio, then Pall shall also have an independent and alternative right to suspend delivery of Goods or Services in then effective Purchase Orders upon written notice to KindredBio, provided that Pall will end such suspension upon cure of the default by KindredBio.

12.4.
Effect of Termination; Continuing Liability. The expiration, non-renewal or termination of this Agreement shall not terminate any Purchase Order, and the terms of this Agreement shall remain effective as to any such Purchase Order, until that Purchase Order has been completed or has terminated. The notification by either Party of its intent to terminate this Agreement and/or the expiration of this Agreement, does not relieve either Party of any obligations which have accrued under the terms and conditions of this Agreement, inclusive of those terms and conditions which extend beyond the date of termination.

13.	CONFIDENTIAL INFORMATION

13.1.
For purposes hereof, “Confidential Information” shall mean all oral and written information relating to a Party, which is disclosed or made available to or learned by the other Party or its personnel in connection with this Agreement, including but not limited to financial statements or data, production data, trade secrets, information relating to manufacturing and research methods and projects, production plants and other facilities, technology, apparatus, equipment and systems, marketing or customer data, prices, Specifications, information regarding the disclosing Party’s employees, officers, directors and consultants, research tools, sales information, the existence, terms or conditions of this Agreement, or other information that is not generally available to the public and that relates to the business of the disclosing Party. Each Party agrees to take commercially reasonable precautions to keep secret and confidential all Confidential Information, and shall not use (for itself or others) nor disclose, and shall not permit the use nor disclosure of, any Confidential Information, except to the extent required for the purpose of performing its obligations pursuant to this Agreement, and in such event, Confidential Information shall be disclosed only to those or its or its Affiliates’ officers, directors, employees, or subcontractors who require such information in order to perform activities pursuant to this Agreement, and who are bound by obligations of confidentiality at least as strict as those in this Section 13.

13.2.
The foregoing obligations shall not apply to information which: (i) was rightfully in the receiving Party’s possession before it is acquired hereunder, as evidenced by written records; (ii) was in the public domain prior to the disclosure to the receiving Party, or becomes part of the public domain through no fault of the receiving Party; (iii) is received by the receiving Party from a third Party who is under no obligation to the disclosing Party to maintain such information in confidence and who does not impose an obligation on the receiving Party to hold such information in confidence; and (iv) is developed by or for the Receiving Party independently of the disclosure made under this Agreement, as evidenced by written records.

13.3.
Unless otherwise authorized, upon the termination and/or expiration of this Agreement, with respect to the disclosing Party’s Confidential Information, the receiving Party will, at the direction of the disclosing Party, promptly either: (a) return such Confidential Information and provide certification to the disclosing Party that all such Confidential Information has been returned; or (b) destroy such Confidential Information and provide certification to the disclosing Party that all such Confidential Information has been destroyed.

13.4.
If the receiving Party becomes aware of any unauthorized use or disclosure of the Confidential Information of the disclosing Party, the receiving Party will promptly and fully notify the disclosing Party of all facts known to the receiving Party concerning such unauthorized use or disclosure. In addition, if the receiving Party is required to disclose the disclosing Party’s Confidential Information pursuant to applicable law or regulation, or by a court of government authority having jurisdiction over the receiving Party, or a duly authorized order, the receiving Party will provide prompt written notice to the disclosing Party of such order (if legally permissible) and will reasonably cooperate with the disclosing Party’s efforts to obtain a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.

13.5.
The Parties acknowledge that violation by the receiving Party, its employees, agents or representatives of the provisions of this Section 13 may cause irreparable harm to the disclosing Party, which may not be adequately compensable by monetary damages. In addition to other relief, it is agreed that the disclosing Party shall be entitled to seek injunctive relief from a court of competent jurisdiction to prevent any actual or threatened violation of such provisions without the necessity of showing irreparable harm or posting bond.

13.6.
Each Party agrees to hold as confidential the terms of this Agreement, except as provided in Section 13.7 and except that each Party shall have the right to disclose such terms to bona fide prospective or actual investors, lenders, business partners, licensees, sub-licensees, acquirers, investment bankers, attorneys, accountants, and other third parties in connection with licensing, financing and acquisition activities, provided that any such third party has entered into a written obligation with the disclosing Party to treat such information and materials as confidential which is at least as materially consistent as the conditions imposed by this Agreement (and each Party shall remain responsible for any failure by any of the foregoing persons, to whom a Receiving Party may disclose Confidential Information, to treat such information and materials as required under this Section 13).

13.7.
Notwithstanding any contrary provisions of this Agreement, each Party shall be entitled to publicly disclose the terms of this Agreement to the extent required under applicable laws, including applicable securities laws and stock exchange listing standards.

14.
EXPORT CLAUSE. If requested by KindredBio, Pall shall ship the Goods purchased under this Agreement to locations outside of the United States of America or the country in which the Goods are manufactured, provided payment is made by KindredBio or an Affiliate licensed or authorized to do business in the country of destination, as mutually agreed. As a condition to Pall’s delivery to KindredBio of the Goods and/or parts thereof, KindredBio agrees, with respect to the exportation or resale of the Goods, and/or parts thereof by KindredBio, to comply with all requirements of the International Traffic in Arms Regulations and the Export Administration Regulations , regulations issued thereunder and any subsequent amendments thereto, and all other national, including, but not limited to, European, government laws and regulations on export controls, including laws and regulations pertaining to export licenses, restrictions on export to embargoed countries and restrictions on sales to certain persons and/or entities.

15.	GENERAL PROVISIONS

15.1.
Entire Agreement; Interpretation. This Agreement, together with all Quotes, exhibits, schedules and attachments incorporated herein, contains the Parties’ entire understanding and supersedes all prior agreements and understandings, both written and oral, between the Parties, in each case, with respect to the subject matter hereof. This Agreement is separate and distinct from any other agreement between the Parties.

15.1.1
In the event of a conflict between the terms of this Agreement and a Quote, Purchase Order or the Sales Confirmation, the terms of the Agreement shall control unless (a) such a document explicitly references the applicable section(s) and terms of this Agreement; (b) the modified or alternate terms are provided to replace or override the term or terms of the Agreement; and (c) such revised terms are mutually agreed to by both Parties.

15.1.2	Any preprinted or boilerplate terms and conditions on any documents issued by the Parties are hereby deleted and declared null and void.

15.1.3	Words that have a well-known technical or trade meaning are used throughout this Agreement in accordance with such recognized or well-known meaning unless specifically defined otherwise.

15.2.
Assignment. Neither Party may assign this Agreement, or delegate any rights or obligations under this Agreement, whether voluntarily or involuntarily, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Any attempted or purported assignment, transfer, conveyance, or delegation in violation of the provisions hereof will be void and shall entitle a Party to terminate this Agreement effective as of the date of such purported attempted or assignment. Notwithstanding anything to the contrary in this Section 15.2, either Party may without any prior consent or notice to the other Party, assign this Agreement to any of its Affiliates or in connection with the sale or other disposition of all or substantially all of the business and assets to which this Agreement relates; provided however, that neither Party may assign to a competitor of the other Party without the other Party’s prior written approval.

15.3.	Successors and Assigns. The rights and liabilities of the Parties hereto will bind and inure to the benefit of their respective permitted successors and assigns, as the case may be.

15.4.
Further Actions. The Parties agree to provide such information, execute and deliver such instruments and documents and to take such other action as may be necessary or reasonably requested by the other Party in order to give full effect to this Agreement and to carry out the intent of this Agreement and the Parties’ obligations hereunder.

15.5.
Amendment. This Agreement is subject to change only by a written document executed by both Parties. No action, conduct, or course of dealing by Pall shall act to waive or modify the requirement that amendments or any other modifications to this Agreement must be in writing signed by both Parties.

15.6.
Expenses. Except as expressly set forth herein, each Party shall pay all of its own fees and expenses (including, without limitation, all legal, accounting and other advisory fees) incurred in connection with the negotiation, execution and performance of this Agreement.

15.7.
No Joint Venture. Nothing contained in this Agreement shall be deemed to create a joint venture, partnership, agency or similar endeavor between the Parties. The Parties agree and acknowledge that the relationship between the Parties is that of independent contractors acting as seller and purchaser; and neither Party shall have any power or authority to directly or indirectly bind or act on behalf of the other.

15.8.	Headings. Section headings have been inserted for ease of reference only and shall not be used in the construction or interpretation of this Agreement.

15.9.
Severability. If any portion of this Agreement is held to be illegal, invalid or unenforceable, the remaining portions of this Agreement shall remain binding and enforceable. In such event, the Parties shall, if possible, substitute for such invalid provision a valid provision corresponding to the spirit and purpose thereof.

15.10.
No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective permitted successors and permitted assigns and nothing herein, express or implied, direct or indirect, or by reference or otherwise, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever except as expressly provided in this Agreement.

15.11.
Force Majeure. Neither Party shall be liable under this Agreement for delays, failures to perform (other than duty to make payments), damages, losses or destruction, or malfunction of any equipment or software, or any consequence thereof, caused by fire, earthquake, flood, water, the elements, strikes or other labor disturbances, unavailability of transportation, failure of normal sources of supply, inability to obtain raw materials, terrorism, war, acts or omissions of third parties other than subcontractors of a Party, or any other cause beyond the reasonable control of a Party and not caused by its negligence (each a “Force Majeure Event”). The Party whose performance is affected by such Force Majeure Event shall promptly notify the other in writing of the Force Majeure Event and how long it anticipates the circumstances to continue and takes all reasonable steps to avoid further delay and to proceed with the due performance of its obligations hereunder.

15.12.
Subcontractors. Pall may contract with third parties to provide the Goods and/or Services on behalf of Pall, provided Pall provides the applicable notices to KindredBio for changes to the Goods in accordance with Section 3.6, and provided such third parties are subject to terms no less restrictive than the terms Pall is subject to under this Agreement, and who are able to perform on behalf of Pall in a professional and workmanlike manner. Pall shall remain solely and fully responsible for the performance of any of its subcontractors under this Agreement.

15.13.
Survival. All provisions of this Agreement setting forth representations or warranties by either Party, providing for indemnification or limitation of, or protection against liability of either Party, setting out confidentiality, payment, product return, ownership of materials provisions, and all obligations which accrued prior to termination, the general provisions herein together with those sections the survival of which is necessary for the interpretation or enforcement of this Agreement, shall survive the termination, cancellation or expiration of this Agreement.

15.14.
Notices. All notices permitted or required in connection with this Agreement shall be in writing and shall deemed given (i) if mailed by certified mail, return receipt requested, three business days after dispatch; (ii) if delivered to a recognized overnight express mail service or carrier for next day delivery, on the first business day after dispatch; (iii) if delivered on a business day by personal delivery or electronic or facsimile transmission, with “hardcopy” original to follow as provided in clause (i), (ii) or (iii) above, on the same day as delivered, otherwise on the next business day; in each case, addressed as follows (or to such other address as either Party may notify the other Party in writing):

if to Pall, to:	Pall Corporation
20 Walkup Drive
Westborough, MA 01581
Attention: VP/GM BioTech

with a copy to:	Pall Corporation 25 Harbor Park Drive Port Washington, New York 11050 Attention: Legal Department

if to KindredBio to:	Kindred Bioscience, Inc.
1555 Bayshore Hwy. #200
Burlingame, CA 94010
Attn: Denise Bevers

With a copy to:	Kindred Bioscience, Inc.
1555 Bayshore Hwy. #200
Burlingame, CA 94010
Attn: Legal

15.15.
No Waiver; Remedies Cumulative. No course of dealing or failure to enforce strictly any term, right or condition of this Agreement shall be construed as a waiver of that term, right or condition. The remedies set forth herein are cumulative and not exclusive of any remedies provided by law or in equity. Despite the previous sentence, the Parties do intend KindredBio’s right to the remedies set forth in Sections 9.1 and 9.2 hereof to be KindredBio’s exclusive remedies for Pall’s breach of the Limited Warranty and/or the Limited Warranty for Services.

15.16.
Governing Law. This Agreement, and all the rights and duties of the Parties arising from or relating in any way to the subject matter of this Agreement or the transaction(s) contemplated by it, shall be governed by the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of New York.

15.17.
Submission to Jurisdiction. KindredBio and Pall hereby unconditionally and irrevocably submit to (and waive any objection on the grounds of inconvenient forum or otherwise) the jurisdiction of the Supreme Court of the State of New York, County of Nassau or the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction to adjudicate and determine any suit, action or proceeding regarding or relating to this Agreement and the purchase and supply of the Goods. A judgment, order or decision of those courts in respect of any such claim or dispute shall be conclusive and may be recognized and enforced by any courts of any state, country or other jurisdiction.

15.18.
The Parties expressly exclude the application of the United Nations Conventions on Contracts for the International Sale of Goods, and further exclude the applications of the International Sale of Goods Contracts Convention Act, S.C. 1990-1991, C.13, and the International Sale of Goods Act, R.S.O. 1990, C.I. 10, as amended.

15.19.	Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

15.20.
Joint Drafting. This Agreement is the result of joint drafting and negotiation between the Parties and their respective counsel. This Agreement will be interpreted fairly in accordance with its terms and conditions without construction against the Party that has or has been alleged to have been responsible for its drafting. KindredBio shall not be excused from any liability on the grounds of misinterpretation of any matter relating to the conditions, specifications or requirements specified in this Agreement or the terms and conditions hereof.

15.21.
Publicity. Neither Party shall advertise or otherwise disclose the terms of the Agreement or any other aspect of the relationship between KindredBio and Pall without the other Party’s prior written consent, except as otherwise required by applicable law or legal proceeding, and in accordance with Section 13.7. Notwithstanding the foregoing, the Parties may issue a joint press release regarding this Agreement, subject to prior written approval of both Parties.

15.22.
Counterparts. This Agreement may be executed in any number of counterparts, and by electronically scanned signature or facsimile, all of which shall be considered one and the same agreement and each of which shall be effective as a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the Parties by their duly authorized officers or representatives, have executed this Agreement on the dates set forth below.

Pall Corporation	Kindred Biosciences, Inc.

By: /s/ Jennifer Honeycutt	By: /s/ Richard Chin
(Signature of Authorized Principal or Officer)
Name: Jennifer Honeycutt	Name:Richard Chin

Title: President & CEO	Title: CEO

Date: June 22, 2018	Date: 6/26/2018

APPENDIX A

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[Pall’s Quote: Proposal: #80.012018.01.19 Begins on Next Page]

Biotech Integrated Solutions Proposal

Prepared For:

June 12, 2018

Pall Project No: 80.012018.01.19 Rev 3

[* * *] mAb Production Facility
To:

Victoria Leitman, PhD
Associate Director
Program Management Biologics Kindred Biosciences, Inc.
1555 Bayshore Highway, Suite 200
Burlingame, CA 94010
408-636-3817
victoria.leitman@kindredbio.com Prepared By:
Scott Westerhout
Integrated Solutions Sales Manager Pall Biotech
20 Walkup Drive
Westborough, MA 01581
206-735-5803
scott_westerhout@pall.com

Matt Applegate
Director
Commercial Manufacturing Kindred Biosciences, Inc. 1411 Oak St.
Elwood, KS 66024
913-353-0576

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matt.applegate@kindredbio.com

Roland Kotzian Technical Director Pall GmbH Philipp-Reis Str. 6 D-63303 Dreieich
+49 151125 20245
roland_kotzian@europe.pall.com

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Document Control

Version Control
Revision	Date	Comments	Created by
0	May 21, 2018	Proposal Generation	Scott Westerhout
1	May 28, 2018	Proposal Revision – Activities and pricing update	Scott Westerhout
2	May 30, 2018	Proposal Revision – Equipment process area pricing Update	Scott Westerhout
3	June 12, 2018	Proposal Revision – Minor language updates referencing Strategic Supply Agreement and inclusion of [* * *] from Kansas 20L process train PO NS-KIN001619	Scott Westerhout

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Table of Contents
Document Control3
1Introduction    5
1.1Response Reference    5
2Kindred Biosciences and Pall Biotech Partnership    5
3Organization    5
3.1Pall Corporation    5
3.2Pall Biotech Integrated Solutions    7
3.3Assurance of Supply    9
4Scope of Supply    12
4.1Equipment    12
4.2Facility Design    12
4.3Project Management & Process Engineering    12
4.4Automation    13
4.5Consumables    13
4.6Documentation    13
4.7Commissioning and Qualification    13
4.8Equipment Service Contracts    12
4.9Exclusion and Clarifications    12
5Commercial Conditions    13
5.1Pricing    13
5.2Delivery Schedule    13
5.3Payment Terms    13
5.4Order Placement    13
5.5General Terms and Conditions    14
6Document Attachments    14

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1	Introduction

Kindred Biosciences, Inc. is expanding its manufacturing capabilities in Elwood Kansas for the production of its veterinary mAb pipeline products. Pall Biotech is offering a partnership and total solution offering for process scale-up, efficacy material generation, and a complete bioprocess equipment platform for [* * *] commercial manufacturing. The strategies employed in the solution enable speed and risk-reduction by leveraging Pall Biotech’s end- to-end core process technologies and service capabilities.

We are pleased to offer the following proposal for the bioprocess equipment platform required to operate a [* * *] mAb facility in Elwood Kansas.

1.1	Response Reference

The current proposal is based on a typical model process for a [* * *] mAb application.

The initial data has been derived from:

•	CRB concept Design Document, Rev B, Dec 08th 2017

•	Material Balance Lead Sheet, Rev C, 16 March 2018

2	Kindred Biosciences and Pall Biotech Partnership

Whereas Kindred Biosciences is developing and manufacturing veterinary products, and Pall Biotech is a leader in bioprocess technologies and capabilities, an opportunity exists for a strong synergistic relationship and partnership. The goal of the Kindred-Pall partnership is to maximize savings and de-risk start-up and operation of the Elwood Kansas facility, and provide Pall Biotech with an industry showcase and reference for their mAb technology platform and Integrated Solutions program.

The specific partnership terms are as outlined in the executed Strategic Supply Agreement to which this Proposal is attached to as Appendix A.

3	Organization

3.1	Pall Corporation

Pall Corporation is a leading global provider of cell culture, filtration, separation and purification technologies to divers and demanding companies in Life Sciences and industrial markets.

In our Biotech business unite our products are used from the earliest stages of discovery and development of drugs, through production and delivery of therapies for the prevention, diagnosis and treatment of disease.

Pall Biotech provides cell culture, filtration, separation and purification technologies for bulk preparation and synthesis to biological-based production of active ingredients, to downstream processing and

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formulation and final filling of products. With more than 50 years of experience in providing proven engineered solutions we are a natural partner for our biotech customers.

3.2	Pall Biotech Integrated Solutions

Pall Biotech’s Integrated Solutions is a strategic program providing innovative and next- generation upstream and downstream bioprocess technologies, development and scale-up services, and efficient project management and execution for capacity expansions and facility build-outs. With decades of global experience supporting clients on multi-technology projects we offer a vast amount of process, technical, and project management expertise to drive complex projects to successful completion on time and within budget.

At Pall Biotech, we have the broadest portfolio of technologies covering the full range of unit operations in a bioprocess for the antibody, protein, plasma, vaccine and gene-therapy markets.

It is through partnership and by a shared and collaborative mindset that we help our customers be successful. Critical to this effort is our understanding of important customer drivers including product integrity, patient safety, compliance, productivity, cost control, flexibility, scalability, and the constant pressure of time to market. With these factors in mind we are continuously improving bioprocesses through the development of innovative technologies and as a result can offer multiple strategies for manufacturing. Such strategies include traditional manufacturing, single-use manufacturing, Continuous manufacturing, or hybrid.

With a full review and clear understanding of the process, the facility, and the company drivers we can resolve complex needs with true solutions that utilizes the breadth of Pall’s technologies and capabilities, and creative working relationships.

Our process engineering group is a global team with resources throughout the world. In Europe, the main center is located in Dreieich near Frankfurt/Main, Germany. Here a large group of project managers and design engineers are established to fulfill the needs of our customers in a quality of work that is certified to ISO 9001 in design, process technology, engineering, manufacturing and servicing. The equivalent design center for the Western Hemisphere is based in Westborough, MA, US.

The project managers and design engineers with their teams, including local assistance, are responsible for the complete project management starting with concept proposal, engineering, design, software, documentation, commissioning and after sales service. US and European project and fabrication teams work in close co-operation under one overall project management structure to ensure a harmonized approach with respect to mechanical design, functionality, documentation and verification activities.

Under this project management and project engineering structure comes experience with facility and suite layouts for optimized ergonomics and utility/drain point placement, an integrated approach of hardware, consumables and automation, reduction in cost and time management due to single point program manager overseeing the entire project, and a steering team for risk mitigation and prompt action for project challenges.

Design, fabrication and testing of the systems are executed in the USA and Europe.

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Our Process Development Services (PDS) are a global capability with locations in Westborough MA, Harbourgate UK, and Ann Arbor MI. With a vast internal network of experienced scientists and project managers our PDS teams provide unique strategies including comprehensive upstream/downstream process development and scale-up that can be leveraged to facilitate rapid development and reduced time to facility start-up.

Critical to the process and equipment support of our global customer base are numerous other Pall technical groups including the Bioprocess Specialist team (BPS), Scientific Laboratory Services (SLS), Instrument Services Group (ISG), and Field Service.

3.3	Assurance of Supply

This section summarizes Pall Corporation’s Business Continuity Plan that has been developed to minimise the potential of any product manufacturing interruptions. Our plan considers, but is not limited to, the assessment of various exposures such as pandemic, natural disasters, fire, chemical spills, supplier risk, Information Technology, protecting our intellectual property, manufacturing capability and capacity.

Pall facilities have established Disaster Recovery Plans and Emergency Preparedness Plans to address the potential issues specific to each site or location. The overall Disaster Recovery programs are defined and overseen globally by Pall Corporation EHS and executed locally by the site General Managers.

Pall has assessed and prepared global guidelines to be followed by our employees in the event of a pandemic illness event. Standard activities include, even when there is not a threat of pandemic, annual influenza vaccinations offered to Pall employees and continual review of outbreaks to provide guidance and pass along CDC/WHO recommendations as necessary. These plans are managed and communicated by Global HR and Regulatory / Quality.

The risk our critical suppliers pose is managed by the Global Supply Chain organization. At a minimum, annually, the potential impact to customers due to supplier risk is evaluated. A risk assessment by supplier is performed and gaps identified. Mitigation plans are established and timelines are developed for execution. Such action plans may include long term supply agreements, change notification agreements, quality agreements, inventory plans BCP analysis. Where possible alternative sources are identified and qualified. Annually, the financial viability of key suppliers is reviewed. Performance monitoring of suppliers also assists in evaluating potential long-term risk due to quality and supply.

A recovery plan exists to protect Pall Information Technology and Communication systems. Pall maintains policies and procedures for frequent and routine data backup and off-site storage to allow restoration in the event of a catastrophic event. Critical servers hosting databases and global ERP systems are mirrored and placed in separate locations to allow for ‘switching’ should one site become inaccessible. Additionally, Pall tests and validates upgrades and patches to ensure consistency, security and validity of data. Security of our systems is paramount for Pall and we utilise and maintain strong virus protection systems.

Pall considers our confidential intellectual property to be essential in maintaining a strong business and as such our corporate legal team is involved with continuously monitoring and providing guidance and training. Annually all technical, sales, engineering and personnel interfacing with customers and

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suppliers are required to complete training regarding Intellectual property practices and confidentiality. We insist upon the use of confidentiality agreements with customers and suppliers to help ensure that this type of information is maintained as confidential and handled with due care.

Manufacturing capability and capacity is another key element in our business continuity plan. Our operations group annually reviews key elements to ensure that a continuity of supply is maintained. Where possible, duplicate manufacturing lines for various products exist in different manufacturing locations. The equipment, procedures, specifications, environments and systems are developed so that a given product could be produced in either location, if necessary. Pall maintains a global change control system to ensure that changes are implemented in all applicable locations. Our global resource Enterprise Resource Planning system also allows Pall to manage inventory globally, regardless of physical location, aiding in customer order fulfilment. Capacity by manufacturing line is reviewed at least annually to ensure supply in growing markets can be sustained. Management review meetings are held jointly with operations and the commercial groups help to assure alignment and highlight upcoming needs from our customers.

Communication to the public of critical information regarding Pall is managed by the Pall Corporate Communications office while customer specific notifications are handled by the business unit, marketing and sales organisations. The plans noted above are held confidential to Pall and not distributed externally; however, portions are available for review during site visits, or audits, if necessary.

4	Scope of Supply

4.1	Equipment

The specific scope of supply of equipment can be found in the Equipment List of Attachment G01.The Pall proposed process solution is detailed in the separate tabs of Attachment G01. The equipment list includes reference to Numbered attachments, which provide detailed technical information for each piece of equipment. Pall’s scope includes supply of the process equipment needed for the proposed unit operations and does not extend beyond. Specifically excluded is all involvement with buildings, infrastructure, utilities, IT, Distributed Control System (DCS) & MES systems outside of the boundary of the process skid.

4.2	Facility Design

It is understood that KindredBio/CRB is responsible for the overall facility design, including utility supplies. However, it is understood that Pall as the equipment supplier would need to be fully involved in equipment layout to ensure optimized ergonomics and utility point placement. The labor for this support is part of the overall project coordination, design and engineering support and project management described in section 4.3.

Upon request by Kindred, Pall would be able to discuss 3D facility concepts in more detail.

4.3	Project Management & Process Engineering

Embedded into the solution proposal is overall Project Management and Process Engineering support throughout the project which. This support is vital to the success of an Integrated Solutions project.

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Based on the offered scope of supply we have estimated the work to be ~2 full time equivalent (FTE) for one year. This includes activities such as:

•	Project management and co-ordination of all activities for the Pall equipment and services delivered from multiple sites and departments, with a one face contact for KindredBio

•	Planning and Progress Reporting

•	Engineering/Design support for equipment integration into Westborough MA for scale-up and efficacy runs and integration to the Elwood Kansas facility

•	Point of contact for all technical inquiries

•	Point of contact for troubleshooting during the complete project life cycle until equipment handover.

Roles and responsibilities between KindredBio and PASS will be described in a commonly agreed and signed Project Quality Plan (PQP).

Part of the PQP will be a detailed project schedule, approval procedures, and the qualification approach.

4.4	Automation

Pall has proven PLC based automation solutions that can be interfaced directly with a Delta V or other control system. However, for this proposal we have included for use only the Pall standard PLCs and Human Machine Interfaces (HMI) from our standard technologies. It is assumed that KindredBio would undertake all work necessary to interface our proposed solution to a DCS. All the Process Variable & Alarm data is available for connection to any DCS via OPC / Ethernet connections. This is standard and included.

For facility site qualification activities Pall would require more detail to define added costing for any request for Pall’s involvement.

4.5	Consumables

As part of the project scope Pall Project Management will coordinate the defining, designing, quoting, and delivering optimal biocontainers, manifold solutions, and manifold routings in and between the different unit operations.
Consumable designs and costs are currently not included in this proposal but will be supplied as part of a separate quotation.

4.6	Documentation

The equipment costs include Pall standard documentation packages for each equipment type. Indices of the turn over packages are provided as appendices within the technical documents in Attachment G02. Should KindredBio have additional documentation needs beyond the standard offering a request can be made and cost impact would be provided.

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The documentation language is assumed to be English.

4.7	Commissioning and Qualification

Pall promotes a verification approach derived from the ASTM 2500 guide lines. A key document of this approach is a verification test matrix and documents that outline the test scope included in the quotation can be found in the appendices of the technical documents in Attachment G02. The test matrices define which tests are done at what stage in the project and the main aim is to plan testing activities and avoid any unnecessary repeat testing.
All testing for FAT and SAT will be performed based on the Pall standard test protocols. The impact of additional tests required by the customer should be assessed and will be charged accordingly.

It should be noted that the software packages provided are commercially off the shelf solutions. The validation files are available at Pall and operational verification testing can therefore be kept to a minimum.

4.7.1	Pall Internal Testing (Pre-FAT)

Before customer participation (FAT), Pall internally performs a complete set of documented installation & operational verification tests. These tests are documented according to Pall standard test protocols and fulfill all requirements to be considered as verification (IV/OV) tests.

4.7.2	Factory Acceptance Test (FAT)

After equipment fabrication and pre-testing by Pall additional verification testing for all major process equipment is performed with KindredBio participation. This includes testing of the SU Chromatography, SU TFF and MVP systems at the Pall facility in Westborough and testing of the Bioreactors, Columns, slurry tank and packing equipment in Portsmouth UK. Combined FAT of all equipment at the Pall US facility can be discussed. Other standard equipment such as mixers and storage totes will be provided with factory inspection protocols. No further customer witnessed testing has been considered for the FAT stage.

4.7.3	Process Runs in Westborough MA

Following completion of the FAT activities selected equipment will be installed and set up in a dedicated area at the Westborough facility for the scale up and efficacy runs. The execution of these process runs are part of the Process Development Services Agreement and are not considered part of this quotation.

4.7.4	Site Activities at Kindred in Kansas

4.7.4.1	Off-Loading and Installation

Equipment off-loading and assembly at Elwood Kansas are not in the scope of supply and can be supported by Pall on demand. The additional days will be charged based on a daily rate after request and order. It should be noted that all equipment supplied are mobile sub units without any major

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disassembly for transportation. However, Pall is available to supervise the off-loading of equipment if delivery schedule allows for no more than 2 site visits for such activities.

4.7.4.2	Site Acceptance Test (SAT)

After delivery to Elwood Kansas the SAT will be performed to ensure proper functionality of all the equipment.

4.7.4.3	IQ/OQ (Optional)

The current scope of activities does not include any further testing following completion of the SAT. KindredBio can leverage all the relevant IFAT/SAT & OFAT/SAT tests into their own IQ/OQ for the overall plant. Upon request Pall can support IQ/OQ activities (documentation and/or execution) based on a daily rate.

4.7.4.4	Training

Operator training on the equipment in Elwood Kansas is included in the scope of supply based on Pall’s standard offering. This includes training on set up and operation of the equipment.

Any future additional requests for training can be quoted separately.

4.8	Equipment Service Contracts

To effectively provide an equipment service contract and pricing, KindredBio and Pall shall discuss the scope of maintenance and service-type desired for the Elwood Kansas facility.

4.9	Exclusion and Clarifications

The quotation currently includes all equipment for the operation of a production plant in line with the flow diagrams discussed and agreed with KindredBio/CRB/Pall. The use of the same equipment in various process steps has been considered in line with these discussions.

The equipment list and pricing provided is based on Pall’s standard systems and does not include any customizations. Any requests for customizations will be assessed for impact to pricing and schedule.

The current proposal and equipment sizing is based on a model process. In the absence of any specific verified process data no performance guarantees are provided beyond the performance data listed in the Pall equipment data sheets.

Consumables are not included in scope with exception of standard test manifolds for single- use Chromatography, TFF and MVP systems.

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4	Commercial Conditions

5.1	Pricing

Description	List Price USD	Kindred Partnership Price USD [* * *] on Equipment*)
Complete Equipment Scope • [* * *] o $[* * *] • [* * *] o $[* * *] • [* * *] o $[* * *]	$[* * *]	$[* * *]
SAT at Elwood Kansas	$[* * *]	$[* * *]
Training at Elwood Kansas	$[* * *]	$[* * *]
[* * *] on equipment for Kansas 20L process train from PO NS-KIN001619 (see section 3.2.1 of Strategic Supply Agreement)		[* * *]
TOTAL	$[* * *]	$[* * *]
*Tied to consumables commitment as defined in the KindredBio/Pall Supply Agreement

5.2	Delivery Schedule

The delivery time estimate is based on Pall’s lead times for standard equipment. A schedule will be communicated upon acknowledgement of Purchase order and kick-off meeting.

5.3	Payment Terms

•	[* * *] of the Purchase Price with the Purchase Order;

•	[* * *] of the Purchase Price after the Design Qualification has been successfully completed;

•	[* * *] of the Purchase Price after the FAT has been successfully completed;

•	[* * *] of the Purchase Price in the [* * *] upon shipment of all equipment to KindredBio, with payment not to [* * *]

5.4	Order Placement

To initiate the project a Purchase Order must be submitted and include the following:

•	PO Number

•	Ship-To Address and Bill-To Information

•	Pall Project Number

•	Pricing

•	Statement on the PO that the sale is subject to the terms of the Strategic Supply Agreement signed by both parties

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Purchase Orders must be placed to:

USCustomerService@pall.com or
Pall Corporation Central Customer Service 25 Harbor Park Drive
Port Washington, NY 11050 Phone: 516-801-9634
Fax: 516-801-9766

5.5	General Terms and Conditions

The sale of the scope of deliverables in this proposal are subject to the terms of the Strategic Supply Agreement to which this Proposal is attached to as Appendix A.

5	Document Attachments

The attachments listed in the table below are not included as physical attachments to this Proposal, but are incorporated by reference and are part of the proposal and the Strategic Supply Agreement.

Document	Attachment
Equipment List and Proposed Process Solution	G01
Technology Documentation	G02

Thank you for the opportunity to form the KindredBio-Pall Partnership. We very much look forward to working with you.
Sincerely,

Scott Westerhout Roland Kotzian

Pall Biotech

APPENDIX B

[Page Intentionally Left Blank]

[PO #NS-KIN001619 (with Quote #20795926 and corresponding T&Cs) Begins on Next Page]

United States
Tax ID # 46-1160142

Vendor
Pall Corporation
25 Harbor Park Drive
Port Washington NY 11050

Receive By    4/30/2018
Vendor #
Subsidiary    Kindred Biosciences, I...

Ship To
Attn: Matt Applegate KindredBio
1411 Oak St, Elwood KS, 66024

Item	Quantity	Description	Rate	Amount
Fixed Assets : Work in	[* * *]	[* * *]	1.00	[* * *]
Progress Fixed Assets : Work in	[* * *]	[* * *]	1.00	[* * *]
Progress Non-Cap Equip	[* * *]	[* * *]	1.00	[* * *]
<$2,000 Non-Cap Equip	[* * *]	[* * *]	1.00	[* * *]
<$2,000 Professional Service- Other Professional Service- Other Professional Service- Other	[* * *] [* * *] [* * *]	[* * *] [* * *] [* * *]	1.00 1.00 1.00	[* * *]] [* * *]] [* * *]]
Fixed Assets : Work in	[* * *]	[* * *]	1.00	[* * *]
Progress Non-Cap Equip	[* * *]	[* * *]	1.00	[* * *]
<$2,000 Non-Cap Equip	[* * *]	[* * *]	1.00	[* * *]
<$2,000 Non-Cap Equip	[* * *]	[* * *]	1.00	[* * *]
<$2,000 Non-Cap Equip	[* * *]	[* * *]	1.00	[* * *]
<$2,000
Disposables	[* * *]	[* * *]	1.00	[* * *]
Disposables	[* * *]	[* * *]	1.00	[* * *]
Fixed Assets : Work in	[* * *]	[* * *]	1.00	[* * *]
Progress Chemicals - Biologics Fixed Assets : Work in Progress	[* * *] [* * *]	[* * *] [* * *]	1.00 1.00	[* * *] [* * *]

United States
Tax ID # 46-1160142

Item
Quantity
Description
Rate
Amount

Total    $[* * *]

TIN # 11-1541330

Non-Binding Sales Quotation

Pall Corporation, 25 Harbor Park Drive, Port Washington NY 11050 USA
Pall Standard Terms and Conditions apply to all purchases of Pall products and services, except to the extent otherwise agreed in a written document executed by Pall. Pall Standard Terms and Conditions can be found at
https://shop.pall.com/about-pall/terms-of-sale.html or obtained by written request to the address set forth above. All other terms and conditions, including any preprinted or boilerplate terms and conditions on any documents issued by the buyer, including without limitation, any Purchase Orders issued to Pall, are hereby deleted and declared null and void.
Standard Terms offered in this quote are subject to credit approval by Pall.
Item /    Material /
Quantity
Unit Price
Amount
PO Item Description
Information

Document No.:    20795926
Revision No:    002
Document Date:    01/26/2018
Customer No.:    1100168922
Currency:    USD
Validity Start Date:    01/26/2018
Validity End Date:    04/30/2019 Internal Sales Person:    Pall Biopharma . Telephone No.:    888-426-7255
Fax No.:    516-801-9766
E-Mail:    uscustomerservice@pall.com
External Contact Person:    Nathan Wallace
Telephone No: Email:
Terms of Payment:
Terms of Delivery:
Net 30 days
CFR N/A
Sold-To-Address
KindredBio
863 Mitten Road
Burlingame CA 94110

10	[* * *] [* * *] Bioreactor System Lead Time:	6 Week(s)	1	EA	[* * *]	[* * *]
20	[* * *] Lead Time:	2 Week(s)	1	EA	[* * *]	[* * *]
30	[* * *] Lead Time:	2 Day(s)	2	EA	[* * *]	[* * *]
	Pall Product Revision :	M

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Item /

Material /

Quantity    Unit Price    Amount

PO Item Description

40	[* * *] [* * *] Lead Time: 2 Week(s)	1	EA	[* * *]	[* * *]
50	[* * *]	1	EA	[* * *]	[* * *]
60	[* * *]	1	EA	[* * *]	[* * *]
70	[* * *]	1	EA	[* * *]	[* * *]
80	[* * *] Lead Time: 2 Day(s) Pall Product Revision : D	1	EA	[* * *]	[* * *]
90	[* * *] Lead Time: 2 Day(s) Pall Product Revision : E	1	EA	[* * *]	[* * *]
100	[* * *] Lead Time: 2 Day(s) Pall Product Revision : B	1	EA	[* * *]	[* * *]
110	[* * *] Lead Time: 2 Day(s) Pall Product Revision : C	1	EA	[* * *]	[* * *]
120	[* * *] Lead Time: 2 Day(s) Pall Product Revision : 01	8	EA	[* * *]	[* * *]

- .

Item /

Material /

Quantity    Unit Price    Amount

PO Item Description
[* * *]

130	[* * *] Lead Time: 2 Day(s) Pall Product Revision : 01	10	EA	[* * *]
140	[* * *] Lead Time: 7 Week(s)	1	EA	[* * *]
150	[* * *] Lead Time: 6 Week(s)	1	EA	[* * *]

[* * *]

[* * *]

160	[* * *] 1 EA [* * *] [* * *]

Lead Time:    10 Week(s)

170	[* * *] 1 EA [* * *] [* * *]

	Lead Time: Pall Product Revision :	10 Week(s) H
180	[* * *] Lead Time:	11 Week(s)	1	EA	[* * *]	[* * *]
	Pall Product Revision :	G
	Total Net Value					[* * *]

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1.	Applicability: Entire Agreement:

1.1
These terms and conditions of sale (these "Terms") are the only terms which govern the sale of the goods identified on Buyer's purchase order (the "Goods") by Seller to Buyer. By placing a purchase order, Buyer makes an offer to purchase the Goods pursuant to these Terms, including (a) a list of the Goods to be purchased; (b) the quantity of each of the Goods ordered; (c) the requested delivery date; (d) the unit Price for each of the Goods to be purchased; (e) the billing address; and (f) the delivery location (the "Basic Purchase Order Terms"), and on no other terms.

1.2
The accompanying quotation, proposal, confirmation of sale, invoice, order acknowledgment or similar document delivered by Seller to Buyer (the "Sales Confirmation"), the Basic Purchase Order Terms and these Terms (collectively, this "Agreement") comprise the entire agreement between the parties, and supersede all prior or contemporaneous understandings, agreements, negotiations, representations and warranties, and communications, both written and oral. These Terms prevail over any of Buyer's general terms and conditions of purchase regardless whether or when Buyer has submitted its purchase order or such terms. Fulfillment of Buyer's order does not constitute acceptance of any of Buyer's terms and conditions and does not serve to modify or amend these Terms.

1.3
Notwithstanding anything herein to the contrary, if a written contract signed by both parties is in existence covering the sale of the Goods covered hereby, the terms and conditions of said contract shall prevail to the extent they are inconsistent with these Terms.

2.	Non-delivery:

2.1
The quantity of any installment of Goods as recorded by Seller on dispatch from Seller's Shipment Point (as defined in Section 4) is conclusive evidence of the quantity received by Buyer on delivery unless Buyer can provide conclusive evidence proving the contrary.

2.2
Seller shall not be liable for any non-delivery of Goods (even if caused by Seller's negligence) unless Buyer gives written notice to Seller of the non-delivery within [* * *] of the date when the Goods would in the ordinary course of events have been received.

2.3
Any liability of Seller for non-delivery of the Goods shall be limited to replacing the Goods within a reasonable time or adjusting the invoice respecting such Goods to reflect the actual quantity delivered.

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3.	Delivery:

3.1
The Goods will be delivered within a reasonable time after the receipt of Buyer's purchase order, subject to availability of finished Goods. The delivery and/or shipping schedule is the best estimate possible based on conditions existing at the time of Seller's Sales Confirmation or Seller's quotation and receipt of all specifications, as applicable, and in the case of non-standard items, any such date is subject to Seller's receipt of complete information necessary for design and manufacture. Seller shall not be liable for any delays, loss or damage in transit or for any other direct, indirect, or consequential damages due to delays, including without limitation, loss of use.

3.2    Seller may, in its sole discretion, without liability or penalty, deliver partial shipments of Goods to Buyer and ship the Goods as they become available, in advance of the quoted delivery date. If the Goods are delivered in installments, then insofar as each shipment is subject to the same Agreement, the Agreement will be treated as a single contract and not severable.

3.3
Seller shall make the Goods available to Buyer at Seller's factory or designated shipment point (each, "Seller's Shipment Point") using Seller's standard methods for packaging and shipping such Goods. Buyer shall take delivery of the Goods within 5 days of Seller's written notice that the Goods have been delivered to the Seller's Shipment Point.

3.4
If for any reason Buyer fails to accept delivery of any of the Goods on the date fixed pursuant to Seller's notice that the Goods have been delivered at the Seller's Shipment Point, or if Seller is unable to deliver the Goods at the Seller's Shipment Point on such date because Buyer has not provided appropriate instructions, documents, licenses or authorizations: (i) title and risk of loss to the Goods shall pass to Buyer; (ii) the Goods shall be deemed to have been delivered; and (iii) Seller, at its option, may store the Goods until Buyer picks them up, whereupon Buyer shall be liable for all related costs and expenses (including, without limitation, storage and insurance).

4.
Shipping Terms: Unless otherwise mutually agreed to in writing by the parties, delivery shall be FCA (Seller's Shipment Point) INCOTERMS 2010. At Buyer's request, Seller will, at Buyer's risk and expense, arrange for the delivery of the Goods to Buyer's site/facility and Buyer will pay, or reimburse Seller, for all freight charges, taxes, duties, entry fees, brokers' fees, special, miscellaneous and all other ancillary charges and special packaging charges incurred.

5.
Title and Risk of Loss: Title and risk of loss passes to Buyer upon the earlier of (i) delivery of the Goods at the Seller's Shipment Point or (ii) deemed delivery pursuant to clause 3.4 above. As collateral security for the payment of the purchase price of the Goods, Buyer hereby grants to Seller a lien on and security interest in and to all of the right, title and interest of Buyer in, to and under the Goods, wherever located, and whether now existing or hereafter arising or acquired from time to time, and in all accessions thereto and replacements or modifications thereof, as well as all proceeds (including insurance proceeds) of the foregoing. The security interest granted under this provision constitutes a purchase money security interest under the New York Uniform Commercial Code.

6.	Inspection and Rejection of Nonconforming Goods:

6.1
Buyer shall inspect the Goods [* * *] of receipt (the "Inspection Period"). Buyer will be deemed to have accepted the Goods unless it notifies Seller in writing of any nonconforming Goods during the Inspection Period and furnishes such written evidence or other documentation as required by Seller. Such notification shall identify each and every alleged nonconformity of the Goods and describe that portion of the shipment being rejected. Seller shall then respond with instructions as to the disposition of the Goods.

6.2
If Buyer timely notifies Seller of any nonconforming Goods, Seller shall, in its sole discretion, (i) replace such nonconforming Goods with conforming Goods, or (ii) credit or refund the Price for such nonconforming Goods, together with any reasonable shipping and handling expenses incurred by Buyer in connection therewith. Buyer shall ship, at its expense and risk of loss, the nonconforming Goods to Seller's Shipment Point. If Seller exercises its option to replace nonconforming Goods, Seller shall, after receiving Buyer's shipment of nonconforming Goods, ship to Buyer, at Buyer's expense and risk of loss, the replaced Goods to the Seller's Shipment Point.

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6.3
Buyer acknowledges and agrees that the remedies set forth in Section 6.2 are Buyer's exclusive remedies for the delivery of Nonconforming Goods. Except as provided under Section 6.2, all sales of Goods to Buyer are made on a one-way basis and Buyer has no right to return Goods purchased under this Agreement to Seller.

6.4
If Seller delivers to Buyer a quantity of Goods of [* * *] than the quantity set forth in the Sales Confirmation, Buyer shall not be entitled to object to or reject the Goods or any portion of them by reason of the surplus or shortfall and shall pay for such Goods the price set forth in the Sales Confirmation adjusted pro rata.

7.
Services: Seller will provide such services as are expressly described in the Sales Confirmation (collectively, the "Services"), during normal business hours, unless otherwise specified in the Sales Confirmation. Services requested or required by Buyer outside of these hours or in addition to the quoted or agreed upon services will be charged at Seller's then current schedule of rates, including overtime charges, if applicable, and will be in addition to the charges outlined in the Sales Confirmation.

8.
Purchase Price: The price for the Goods and/or Services thereof shall be Seller's quoted price. Seller may also at any time assess a fuel or energy surcharge (in addition to the price of the Goods) (the "Purchase Price"). The Purchase Price is based on the project schedule defined in this Agreement, Sales Confirmation or applicable contract documents. Notwithstanding anything to the contrary set out herein, in the event of any delay to Seller's delivery schedule caused by Buyer or its representatives (other than for Force Majeure or delays caused by Seller), including without limitation, a suspension of work or the project, a postponement of the delivery date or failure to timely issue of a notice of commencement or similar document, then the Purchase Price shall [* * *] of such delay and this Agreement shall be construed as if the increased Purchase Price were originally inserted herein, and Buyer shall be billed by Seller on the basis of such increased Purchase Price.

9.
Taxes: The Purchase Price is exclusive of any applicable federal, state or local sales, use, excise or other similar taxes, including, without limitation, value added tax, goods and services tax or other similar tax imposed by any governmental authority on any amounts payable by Buyer. All such taxes will be for Buyer's account and will be paid by Buyer to Seller upon submission of Seller's invoices. Buyer agrees to make tax accruals and payments to the tax authorities as appropriate. If Buyer is exempt from any applicable sales tax or equivalent, but fails to notify Seller of such exemption or fails to furnish its Sales Tax Exemption Number to Seller in a timely manner and Seller is required to pay such tax, the amount of any such payment made by Seller will be reimbursed by Buyer to Seller upon submission of Seller's invoices.

10.	Payment:

10.1
Buyer shall pay all invoiced amounts due to Seller within [* * *] from the date of Seller's invoice. Buyer shall make all payments hereunder by EFT, wire transfer, or check and in US dollars. Payment for foreign billing shall be in accordance with Seller's written instructions.

10.2
Buyer shall pay interest on all late payments at the lesser of the rate of [* * *] or the highest rate permissible under applicable law, calculated daily and compounded monthly. Buyer shall reimburse Seller for all costs incurred in collecting any late payments, including, without limitation, reasonable attorneys' fees. In addition to all other remedies available under these Terms or at law (which Seller does not waive by the exercise of any rights hereunder), Seller shall be entitled to suspend performance of any Purchase Order, or suspend the delivery of any Goods, if Buyer fails to pay any amounts when due hereunder and such failure continues for [* * *] written notice thereof. Additionally Seller [* * *] satisfactory to Seller when, in Seller's opinion, the financial condition of Buyer or other grounds for insecurity warrant such action.

10.3	All sales are subject to the approval of Seller's credit department.

10.4
Buyer may not withhold or setoff any amounts that may be claimed by Buyer against any amounts that are due and payable to Seller by reason of any set-off of any claim or dispute with Seller, whether relating to Seller's breach, bankruptcy or otherwise.

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11.	Limited Warranty:

11.1
Limited Warranty for Goods. Seller warrants to Buyer that for a period of [* * *] from the date of delivery of the Goods, including deemed delivery pursuant to clause 3.4 above (the "Warranty Period"), that the Goods manufactured by Seller, when properly installed and maintained, and operated at ratings, specifications and design conditions specified by Seller, will materially conform to Seller's specifications for such Goods set forth in Seller's proposal, or, in the absence of such a proposal, such specifications for such Goods appearing in Seller's product catalogues and literature or in the Sales Confirmation, at the time of the order and will be free from material defects in material and workmanship (this "Limited Warranty"). Buyer shall notify Seller promptly in writing of any claims within the Warranty Period and provide Seller with an opportunity to inspect and test the Goods or service claimed to fail to meet this Limited Warranty. Buyer shall provide Seller with a copy of the original invoice for the product or service, and prepay all freight charges to return any Goods to Seller's factory, or other facility designated by Seller. All claims must be accompanied by full particulars, including system operating conditions, if applicable. If the defects are of such type and nature as to be covered by this Limited Warranty, Seller shall, at its option and in its sole discretion, either: (a) accept return of the defective Goods and furnish replacement Goods; (b) furnish replacement parts for the defective Goods; (c) repair the defective Goods; or (d) accept return of the defective Goods and return payments made, or issue credits for, such defective Goods. If Seller determines that any warranty claim is not, in fact, covered by this Limited Warranty, Buyer shall pay Seller its then customary charges for any additionally required service or products.

11.2
Limited Warranty for Services. Seller further warrants that all Services performed hereunder, if any, will be performed in a workmanlike manner in accordance with applicable law and industry standards by qualified personnel (this "Limited Warranty for Services"); this Limited Warranty for Services shall survive for 30 days following Seller's completion of the Services (the "Service Warranty Period"). In the event of a warranty claim under this Limited Warranty for Services, Buyer shall inform Seller promptly in writing of the details of the claim within the Service Warranty Period. Seller's liability under any service warranty is limited (in Seller's sole discretion) to repeating the service that during the Service Warranty Period does not meet this Limited Warranty for Services or issuing credit for the nonconforming portions of the service. If Seller determines that any warranty claim is not, in fact, covered by the foregoing Limited Warranty for Services, Buyer shall pay Seller its then customary charges for all services performed by Seller.

11.3
No Warranty as to Third Party Products. Products manufactured by a third party ("Third Party Product") may constitute, contain, be contained in, incorporated into, attached to or packaged together with, the Goods. Third Party Products are not covered by the warranty in Section 11.1. For the avoidance of doubt, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ANY THIRD PARTY PRODUCT, INCLUDING ANY (a) WARRANTY OF MERCHANTABILITY; (b) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (c) WARRANTY OF TITLE; OR (d) WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY; WHETHER EXPRESS OR IMPLIED BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE. With respect to any Third Party Product, the warranty, if any, is provided solely through the manufacturer of such Third Party Product, the terms of which vary from manufacturer to manufacturer and Seller assumes no responsibility on their behalf. For Third Party Products, specific warranty terms may be obtained from the manufacturer's warranty statement.

11.4
Other Limits. EXCEPT FOR THE WARRANTIES SET FORTH IN SECTIONS 11.1 and 11.2, SELLER MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO THE GOODS AND SERVICES, INCLUDING WITHOUT LIMITATION ANY (a) WARRANTY OF MERCHANTABILITY; (b) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (c) WARRANTY OF TITLE; OR (d) WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY; WHETHER EXPRESS OR IMPLIED BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE. Seller does not warrant against, and in no event shall Seller be liable for, damages or defects arising out of improper or abnormal use, misuse, abuse, improper installation (other than by Seller), application, operation, maintenance or repair, alteration, accident, or for negligence in use, storage, transportation or handling or other negligence of Buyer. In no event shall

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Seller be liable for any Goods repaired or altered by someone other than Seller other than pursuant to written authorization by Seller.

11.5
Exclusive Obligation. THIS WARRANTY IS EXCLUSIVE. THE LIMITED WARRANTY AND THE LIMITED WARRANTY FOR SERVICES ARE THE SOLE AND EXCLUSIVE OBLIGATIONS OF SELLER WITH RESPECT TO THE DEFECTIVE GOODS AND SERVICES. SELLER SHALL NOT HAVE ANY OTHER OBLIGATION WITH RESPECT TO THE GOODS, SERVICES, OR ANY PART THEREOF, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THE REMEDIES SET FORTH IN SECTIONS 11.1 AND 11.2 SHALL BE THE BUYER'S SOLE AND EXCLUSIVE REMEDY AND SELLER'S ENTIRE LIABILITY FOR ANY BREACH OF THE LIMITED WARRANTY SET FORTH IN SECTION 11.1 AND 11.2.

11.6	Buyer Breach. In no event shall Buyer be entitled to claim under the above Limited Warranties if Buyer is in breach of its obligations, including but not limited to payment, hereunder.

12.	Limitation of Liability:

12.1
IN NO EVENT SHALL SELLER BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, INCLUDING WITHOUT LIMITATION, REMANUFACTURING COSTS AND REWORK COSTS, DE-INSTALLATION OR REINSTALLATION COST, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED IN ADVANCE BY BUYER OR COULD HAVE BEEN REASONABLY FORESEEN BY BUYER, REGARDLESS OF THE LEGAL OR EQUITABLE THEORY (TORT, CONTRACT, OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND WHATEVER THE FORUM, WHETHER ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, PACKAGING, DELIVERY, STORAGE, USE, MISUSE OR NON-USE OF ANY OF ITS GOODS OR SERVICES OR ANY OTHER CAUSE WHATSOEVER.

12.2
IN NO EVENT SHALL SELLER'S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED [* * *]

12.3
The limitation of liability set forth in Section 12.2 above shall not apply to (i) liability resulting from Seller's gross negligence or willful misconduct and (ii) death or bodily injury resulting from Seller's acts or omissions.

13.
Cancellation: Buyer may not cancel this Agreement after Sales Confirmation unless all the details are approved in writing by the parties, including Buyer's agreement to pay a stated amount of termination charges.

14.
Termination: In addition to any remedies that may be provided under these Terms, Seller may terminate this Agreement with immediate effect upon written notice to Buyer, if Buyer: (i) fails to pay any amount when due under this Agreement and such failure continues for 10 days after Buyer's receipt of written notice of nonpayment; (ii) has not otherwise performed or complied with any of these Terms, in whole or in part; or (iii) becomes insolvent, files a petition for bankruptcy or commences or has commenced against it proceedings relating to bankruptcy, receivership, reorganization or assignment for the benefit of creditors.

15.
Changes: Seller shall not be obligated to implement any changes or variations in the scope of work described in Seller's Documentation unless Buyer and Seller agree in writing to the details of the change and any resulting price, schedule or other contractual modifications. This includes any changes or variations necessitated by a change in applicable law occurring after the effective date of this Agreement including these Terms.

16.
Intellectual Property Infringement: Buyer has no authorization to make any representation, statement or warranty on behalf of Seller relating to any Goods sold hereunder. Buyer shall indemnify and defend, at its own expense, Seller against claims or liability for U.S. or applicable foreign patent, copyright, trademark or other intellectual property infringement and for product liability arising from the preparation or manufacture of the Goods according to Buyer's specifications or instructions, or from Buyer's unauthorized or improper use of the Goods or part thereof, or from any changes or alterations to the Goods or part thereof made by persons other than Seller, or from the use of the Goods in combination with

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products not furnished by Seller or from the manufacture or sale or use of Buyer products which incorporate or integrate the Goods.

17.
Ownership of Materials: All ideas, concepts, whether patentable or not, devices, inventions, copyrights, improvements or discoveries, designs (including drawings, plans and specifications), estimates, prices, notes, electronic data and other documents or information that are: a) created, prepared, reduced to practice or disclosed by Seller; and/or b) based upon, derived from, or utilize the Confidential Information of Seller, and all related intellectual property rights, shall at all times remain Seller's property. No right, title or interest in any patents, trademarks, trade names or trade secrets, or in any pattern, drawing or design for any of the Goods or in any other Seller intellectual property right, shall pass or transfer to the Buyer and Seller shall at all times retain ownership rights therein. Notwithstanding the foregoing, Seller grants Buyer a non-exclusive, non-transferable license to use any such material to the extent necessary and solely for Buyer's use of the Goods purchased by Buyer from Seller hereunder. Buyer shall not disclose any such material to third parties without Seller's prior written consent. As a condition to Seller's delivery to Buyer of the Goods, Buyer shall not, directly or indirectly, and shall cause its employees, agents and representatives not to: (i) alter or modify the Goods, (ii) disassemble, decompile or otherwise reverse engineer or analyze the Goods, (iii) remove any product identification or proprietary rights notices, (iv) modify or create derivative works, (v) otherwise take any action contrary to Seller's rights in the technology and intellectual property relating to the Goods, (vi) assist or ask others to do any of the foregoing.

18.
Export: As a condition to Seller's delivery to Buyer of the Goods, Buyer agrees, with respect to the exportation or resale of the Goods by Buyer, to comply with all requirements of the International Traffic in Arms Regulations ("ITAR") and the Export Administration Regulations ("EAR"), regulations issued thereunder and any subsequent amendments thereto, and all other national, including, but not limited to, European, government laws and regulations on export controls, including laws and regulations pertaining to export licenses, restrictions on export to embargoed countries and restrictions on sales to certain persons and/or entities. Buyer further agrees that the shipment and/or delivery of the Goods by Seller is contingent upon Seller obtaining all required export authorizations, licenses, and permits (collectively, "Authorizations") and Buyer agrees that Seller shall not be liable to Buyer for any failure or delay in the shipment or delivery of the Goods if such Authorizations are delayed, conditioned, denied or not issued by the regulatory or governmental agencies having jurisdiction over such Authorizations.

19.
Confidentiality: If Seller discloses or grants Buyer access to any research, development, technical, economic, or other business information or "know-how" of a confidential nature, whether reduced to writing or not, Buyer will not use or disclose any such information to any other person or company at any time, without Seller's prior written consent. In the event that Buyer and Seller have entered into a separate confidentiality agreement (the "Confidentiality Agreement"), the terms and conditions of the Confidentiality Agreement shall take precedence over the terms of this paragraph.

20.
No Waiver: No waiver by Seller of any of the provisions of this Agreement is effective unless explicitly set forth in writing and signed by Seller. Seller's failure to exercise, or to delay in exercising, any right, remedy, power or privilege arising from this Agreement, or to insist on Buyer's strict performance of these Terms shall not operate as or be construed as a waiver by Seller.

21.
Force Majeure: Whenever performance by Seller of any of its obligations hereunder, is substantially prevented by reason of any act of God, strike, lock out, or other industrial or transportation disturbance, fire, lack of materials, law, regulation or ordinance, war or war conditions, or by reason of any other matter beyond its reasonable control, then such performance shall be excused, and deemed suspended during the continuation of such event and for a reasonable time thereafter, delayed, or adjusted accordingly.

22.
No Third-Party Beneficiaries: This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of these Terms.

23.
Relationship of the Parties: The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

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24.
Validity: If any provision of this Agreement, the Sales Confirmation or these Terms is held by any competent authority to be invalid or unenforceable in whole or in any part, such provision shall be ineffective, but only to the extent of such invalidity or unenforceability, without invalidating the remainder of such provision nor the other provisions, which shall not be affected.

25.
Governing Law: This Agreement, and all the rights and duties of the parties arising from or relating in any way to the subject matter of this Agreement or the transaction(s) contemplated by it, shall be governed by the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of New York.

The parties expressly exclude the application of the United Nations Conventions on Contracts for the International Sale of Goods, and further exclude the applications of the International Sale of Goods Contracts Convention Act, S.C. 1990-1991, C.13, and the International Sale of Goods Act, R.S.O. 1990, C.I. 10, as amended.

26.
Submission to Jurisdiction: Buyer and Seller hereby unconditionally and irrevocably submit to (and waive any objection on the grounds of inconvenient forum or otherwise) the jurisdiction of the Supreme Court of the State of New York, County of Nassau or the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction to adjudicate and determine any suit, action or proceeding regarding or relating to this Agreement and the purchase and supply of the Goods. A judgment, order or decision of those courts in respect of any such claim or dispute shall be conclusive and may be recognized and enforced by any courts of any state, country or other jurisdiction.

27.	No Jury Trial: BUYER AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

28.
Survival: All payment, confidentiality and indemnity obligations, warranties, limitations of liability, product return, and ownership of materials provisions together with those sections the survival of which is necessary for the interpretation or enforcement of these Terms, shall continue in full force and effect for the duration stated in such provisions or the applicable statute of limitations.

29.
Amendment and Modification: This Agreement may only be amended or modified in a writing which specifically states that it amends this Agreement and is signed by an authorized representative of each party.

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APPENDIX C

MINIMUM CONSUMABLE COMMITMENT

1.	The Minimum Consumable Commitment

KindredBio commits to the following Minimum Consumable Commitments for each Contract Year:

2018 (Contract Year 1):     [* * *]
2019 (Contract Year 2):     [* * *]
2020 (Contract Year 3):     [* * *]
2021 (Contract Year 4):     [* * *]
2022 (Contract Year 5):     [* * *]
2023 (Contract Year 6):    [* * *]
2024 (Contract Year 7):    [* * *]

Any change orders for additional Equipment in excess of $[* * *] will be subject to the Parties signing an amendment revising the Minimum Consumable Commitments in this Appendix C. For any Renewal Term, the Parties will enter into an amendment which shall specify the Minimum Consumable Commitment and other terms set forth in this Appendix C using the format specified herein.

2.	All Consumables paid for during the Term qualify towards the Minimum Consumable Commitment regardless of whether they are consumed on the Equipment.

3.
KindredBio will meet the monetary value of the Minimum Consumable Commitment for each Contract Year by having either the Consumables shipped from Shipment Point on or before December 31st of such Contract Year to the Delivery Point, or paying the cash equivalent of the Minimum Consumable Commitment by December 31st of that Contract Year (or a combination of both).

4.
Pall will provide KindredBio with a preliminary report of Consumables purchased to date during each Contract Year at least ninety (90) days prior to the end of such Contract Year. KindredBio shall have thirty (30) days to dispute such report. Pall will provide a follow-up report of Consumables purchased to date during each Contract Year at least thirty (30) days prior to the end of such Contract Year.

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